Exhibit 99.3

Item 8.  Financial Statements and Supplementary Data

CHEMTURA CORPORATION AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended December 31, 2009, 2008, and 2007
(In millions, except per share data)

	2009	2008	2007

NET SALES	$2,300	$3,154	$3,370

COSTS AND EXPENSES
Cost of goods sold	1,721	2,437	2,551
Selling, general and administrative	289	323	362
Depreciation and amortization	162	221	254
Research and development	35	46	57
Facility closures, severance and related costs	3	23	34
Antitrust costs	10	12	35
Loss on sale of business	-	25	15
Impairment of long-lived assets	39	986	19
Changes in estimates related to expected allowable claims	73	-	-
Equity income	-	(4)	(3)

OPERATING (LOSS) PROFIT	(32)	(915)	46
Interest expense (a)	(70)	(78)	(87)
Other (expense) income, net	(17)	9	(5)
Reorganization items, net	(97)	-	-

Loss from continuing operations before
income taxes	(216)	(984)	(46)
Income tax (provision) benefit	(10)	29	-

Loss from continuing operations	(226)	(955)	(46)
(Loss) earnings from discontinued operations, net of tax	(63)	(16)	27
(Loss) gain on sale of discontinued operations, net of tax	(3)	-	24
Net (loss) earnings	(292)	(971)	5

Less: net earnings attributable to non-controlling interests	(1)	(2)	(8)

Net loss attributable to Chemtura Corporation	$(293)	$(973)	$(3)

EARNINGS (LOSS) PER SHARE - BASIC AND DILUTED - ATTRIBUTABLE TO CHEMTURA CORPORATION:
Loss from continuing operations, net of tax	$(0.93)	$(3.94)	$(0.22)
(Loss) earnings from discontinued operations, net of tax	(0.26)	(0.07)	0.11
(Loss) gain on sale of discontinued operations, net of tax	(0.01)	-	0.10
Net loss attributable to Chemtura Corporation	$(1.20)	$(4.01)	$(0.01)

Basic and diluted weighted-average shares outstanding	242.9	242.3	241.6

AMOUNTS ATTRIBUTABLE TO CHEMTURA CORPORATION COMMON SHAREHOLDERS:
Loss from continuing operations, net of tax	$(227)	$(957)	$(54)
(Loss) earnings from discontinued operations, net of tax	(63)	(16)	27
(Loss) gain on sale of discontinued operations, net of tax	(3)	-	24
Net loss attributable to Chemtura Corporation	$(293)	$(973)	$(3)

(a)	Interest expense excludes contractual interest expense of $63 million for 2009.

See Accompanying Notes to Consolidated Financial Statements.

CHEMTURA CORPORATION AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)
CONSOLIDATED BALANCE SHEETS
As of December 31, 2009 and 2008
(In millions, except per share data)

	2009	2008
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$236	$68
Accounts receivable	442	356
Inventories	489	560
Other current assets	227	181
Current assets of discontinued operations	85	90
Total current assets	1,479	1,255

NON-CURRENT ASSETS
Property, plant and equipment	750	805
Goodwill	235	265
Intangible assets, net	474	504
Other assets	180	158
Non-current assets of discontinued operations	-	70

Total Assets	$3,118	$3,057

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Short-term borrowings	$252	$3
Current portion of long-term debt	-	1,178
Accounts payable	126	240
Accrued expenses	178	354
Income taxes payable	5	28
Current liabilities of discontinued operations	37	10
Total current liabilities	598	1,813

NON-CURRENT LIABILITIES
Long-term debt	3	23
Pension and post-retirement health care liabilities	151	484
Other liabilities	197	224
Non-current liabilities of discontinued operations	-	25
Total liabilities not subject to compromise	949	2,569

LIABILITIES SUBJECT TO COMPROMISE	1,997	-

STOCKHOLDERS' EQUITY
Common stock - $.01 par value
Authorized - 500.0 shares
Issued - 254.4 shares in 2009 and 254.1 shares in 2008	3	3
Additional paid-in capital	3,039	3,036
Accumulated deficit	(2,482)	(2,189)
Accumulated other comprehensive loss	(234)	(208)
Treasury stock at cost - 11.5 shares	(167)	(167)
Total Chemtura Corporation stockholders' equity	159	475

Non-controlling interests	13	13
Total stockholders' equity	172	488

Total Liabilities and Stockholders' Equity	$3,118	$3,057

See Accompanying Notes to Consolidated Financial Statements.

CHEMTURA CORPORATION AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2009, 2008 and 2007
(In millions)

Increase (decrease) in cash	2009	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss attributable to Chemtura Corporation	$(293)	$(973)	$(3)
Adjustments to reconcile net loss attributable to Chemtura
Corporation to net cash provided by (used in) operating activities:
Loss on sale of business	-	25	15
Loss (gain) on sale of discontinued operations	3	-	(24)
Impairment of long-lived assets	104	986	19
Depreciation and amortization	173	237	275
Stock-based compensation expense	3	5	10
Reorganization items, net	35	-	-
Changes in estimates related to expected allowable claims	73	-	-
Provision for doubtful accounts	5	3	4
Equity income	-	(4)	(3)
Deferred taxes	-	(74)	(23)
Changes in assets and liabilities, net:
Accounts receivable	36	89	22
Impact of accounts receivable facilities	(103)	(136)	(41)
Inventories	85	(12)	10
Other current assets	(4)	(41)	(1)
Other assets	(10)	2	20
Accounts payable	16	(25)	(20)
Accrued expenses	(15)	(61)	(113)
Income taxes payable	(28)	(11)	(11)
Deposit for civil antitrust settlements in escrow	-	15	36
Pension and post-retirement health care liabilities	(26)	(46)	(22)
Liabilities subject to compromise	(31)	-	-
Other liabilities	26	17	3
Other	-	(7)	(4)
Net cash provided by (used in) operating activities	49	(11)	149

CASH FLOWS FROM INVESTING ACTIVITIES
Net proceeds from divestments	3	64	186
Payments for acquisitions, net of cash acquired	(5)	(41)	(165)
Capital expenditures	(56)	(121)	(117)
Other investing activities	-	-	13
Net cash used in investing activities	(58)	(98)	(83)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debtor-in-possession credit facility, net	250	-	-
(Payments on) proceeds from credit facility, net	(28)	180	-
Proceeds from long term borrowings	1	1	-
Payments on long term borrowings	(18)	(31)	-
Payments on short term borrowings, net	(2)	(1)	(48)
Premium paid on early extinguishment of debt	-	(1)	-
Payments for debt issuance costs	(30)	-	-
Dividends paid	-	(36)	(48)
Proceeds from exercise of stock options	-	1	7
Other financing activities	-	1	(1)
Net cash provided by (used in) financing activities	173	114	(90)

CASH AND CASH EQUIVALENTS
Effect of exchange rates on cash and cash equivalents	4	(14)	6
Change in cash and cash equivalents	168	(9)	(18)
Cash and cash equivalents at beginning of year	68	77	95
Cash and cash equivalents at end of year	$236	$68	$77

See Accompanying Notes to Consolidated Financial Statements.

CHEMTURA CORPORATION AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Years ended December 31, 2009, 2008 and 2007
(In millions, except per share data)

						Accumulated
	Common			Additional		Other		Non
	Shares	Treasury	Common	Paid-in	Accumulated	Comprehensive	Treasury	Controlling
	Issued	Shares	Stock	Capital	Deficit	Income (Loss)	Stock	Interests	Total
Balance, January 1, 2007	252.3	11.5	3	3,005	(1,128)	(34)	(167)	40	1,719
Comprehensive income:
Net (loss) earnings					(3)			8	5
Equity adjustment for translation of foreign
currencies, net of deferred tax expense of $44						145		(1)	144
Unrecognized pension and post-retirement
plan costs, net of deferred tax expense of $18						50		3	53
Changes in fair value of derivatives						7			7
Total comprehensive income									209
Cash dividends ($0.20 per share)					(48)				(48)
Other								(4)	(4)
Stock-based compensation				10					10
Stock options exercised	0.9			8					8
Other issuances	0.4			5					5
Balance, December 31, 2007	253.6	11.5	3	3,028	(1,179)	168	(167)	46	1,899
Effect of change in measurement date for pension plans					(1)				(1)
Balance, January 1, 2008	253.6	11.5	3	3,028	(1,180)	168	(167)	46	1,898
Comprehensive loss:
Net (loss) earnings					(973)			2	(971)
Equity adjustment for translation of foreign
currencies, net of deferred tax expense of $10						(189)		(2)	(191)
Unrecognized pension and post-retirement
plan costs, net of deferred tax benefit of $19						(186)			(186)
Changes in fair value of derivatives						(1)			(1)
Total comprehensive loss									(1,349)
Cash dividends ($0.15 per share)					(36)				(36)
Dividends								(1)	(1)
Acquisition of noncontrolling interests' share
of subsidiaries								(35)	(35)
Other								3	3
Stock-based compensation				6					6
Stock options exercised	0.1			1					1
Other issuances	0.4			1					1
Balance, December 31, 2008	254.1	11.5	3	3,036	(2,189)	(208)	(167)	13	488
Comprehensive loss:
Net loss					(293)			1	(292)
Equity adjustment for translation of foreign
currencies						51			51
Unrecognized pension and post-retirement
plan costs, net of deferred tax provision of $1						(78)			(78)
Changes in fair value of derivatives						1			1
Total comprehensive loss									(318)
Other								(1)	(1)
Stock-based compensation				3					3
Other issuances	0.3			-					-
Balance, December 31, 2009	254.4	11.5	$3	$3,039	$(2,482)	$(234)	$(167)	$13	$172

See Accompanying Notes to Consolidated Financial Statements.

CHEMTURA CORPORATION AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1) NATURE OF OPERATIONS AND BANKRUPTCY PROCEEDINGS

Nature of Operations

Chemtura Corporation, together with its consolidated subsidiaries (the “Company” or “Chemtura”) is dedicated to delivering innovative, application-focused specialty chemical and consumer product offerings.  Chemtura’s principal executive offices are located in Philadelphia, Pennsylvania and Middlebury, Connecticut.  Chemtura operates in a wide variety of end-use industries, including automotive, transportation, construction, packaging, agriculture, lubricants, plastics for durable and non-durable goods, electronics, and pool and spa chemicals.

Chemtura is the successor to Crompton & Knowles Corporation (“Crompton & Knowles”), which was incorporated in Massachusetts in 1900 and engaged in the manufacture and sale of specialty chemicals beginning in 1954.  Crompton & Knowles traces its roots to the Crompton Loom Works incorporated in the 1840s.  Chemtura expanded its specialty chemical business through acquisitions in the United States and Europe, including the 1996 acquisition of Uniroyal Chemical Company, Inc. (“Uniroyal”), the 1999 merger with Witco Corporation (“Witco”) and the 2005 acquisition of Great Lakes Chemical Corporation (“Great Lakes”).

Liquidity and Bankruptcy Proceedings

The Company entered 2009 with significantly constrained liquidity.  The fourth quarter of 2008 saw an unprecedented reduction in orders for the Company’s products as the global recession deepened and customers saw or anticipated reductions in demand in the industries they served.  The impact was more pronounced on those business segments that served cyclically exposed industries. As a result, the Company’s sales and overall financial performance deteriorated resulting in the Company’s non-compliance with the two financial maintenance covenants under its Amended and Restated Credit Agreement, dated as of July 31, 2007 (the “2007 Credit Facility”) as of December 31, 2008.  On December 30, 2008, the Company obtained a 90-day waiver of compliance with these covenants from the lenders under the 2007 Credit Facility.

The Company’s liquidity was further constrained in the fourth quarter of 2008 by changes in the availability under its accounts receivable financing facilities in the United States and Europe.  The eligibility criteria and reserve requirements under the Company’s prior U.S. accounts receivable facility (the “U.S. Facility”) tightened in the fourth quarter of 2008 following a credit rating downgrade, significantly reducing the value of accounts receivable that could be sold under the U.S. Facility compared with the third quarter of 2008.  Additionally, the availability and access to the Company’s European accounts receivable financing facility (the “European Facility”) was restricted in late December 2008 because of the Company’s financial performance resulting in the Company’s inability to sell additional receivables under the European Facility.

The crisis in the credit markets compounded the liquidity challenges faced by the Company.  Under normal market conditions, the Company believed it would have been able to refinance its $370 million notes maturing on July 15, 2009 (the “2009 Notes”) in the debt capital markets.  However, with the deterioration of the credit market in the late summer of 2008 combined with the Company’s deteriorating financial performance, the Company did not believe it would be able to refinance the 2009 Notes on commercially reasonable terms, if at all.  As a result, the Company sought to refinance the 2009 Notes through the sale of one of its businesses.

On January 23, 2009, a special-purpose subsidiary of the Company entered into a new three-year U.S. accounts receivable financing facility (the “2009 U.S. Facility”) that restored most of the liquidity that the Company had available to it under the prior U.S. accounts receivable facility before the fourth quarter of 2008 events described above.  However, despite good faith discussions, the Company was unable to agree to terms under which it could resume the sale of accounts receivable under its European Facility during the first quarter of 2009.  The balance of accounts receivable previously sold under the facility continued to decline, offsetting much of the benefit to liquidity gained by the new 2009 U.S. Facility.  During the second quarter of 2009, with no agreement to restart the European Facility, the remaining balance of the accounts receivable previously sold under the facility were settled and the European Facility was terminated.

January 2009 saw no improvement in customer demand from the depressed levels in December 2008 and some business segments experienced further deterioration.  Although February and March of 2009 saw incremental improvement in net sales compared to January 2009, overall business conditions remained difficult as sales declined by 42% in the first quarter of 2009 compared to the first quarter of 2008.  As awareness grew of the Company’s constrained liquidity and deteriorating financial performance, suppliers began restricting trade credit and, as a result, liquidity dwindled further.  Despite moderate cash generation through inventory reductions and restrictions on discretionary expenditures, the Company’s trade credit continued to tighten, resulting in unprecedented restrictions on its ability to procure raw materials.

In January and February of 2009, the Company was in the midst of the asset sale process with the objective of closing a transaction prior to the July 15, 2009 maturity of the 2009 Notes.  Potential buyers conducted due diligence and worked towards submitting their final offers on several of the Company’s businesses.  However, with the continuing recession and speculation about the financial condition of the Company, potential buyers became progressively more cautious.  Certain potential buyers expressed concern about the Company’s ability to perform its obligations under a sale agreement.  They increased their due diligence requirements or decided not to proceed with a transaction.  In March 2009, the Company concluded that although there were potential buyers of its businesses, a sale was unlikely to be closed in sufficient time to offset the continued deterioration in liquidity or at a value that would provide sufficient liquidity to both operate the business and meet the Company’s impending debt maturities.

By March 2009, dwindling liquidity and growing restrictions on available trade credit resulted in production stoppages as raw materials could not be purchased on a timely basis.  At the same time, the Company concluded that it was improbable that it could resume sales of accounts receivable under its European Facility or complete the sale of a business in sufficient time to provide the immediate liquidity it needed to operate.  Absent such an infusion of liquidity, the Company would likely experience increased production stoppages or sustained limitations on its business operations that ultimately would have a detrimental effect on the value of the Company’s business as a whole.  Specifically, the inability to maintain and stabilize its business operations would result in depleted inventories, missed supply obligations and damaged customer relationships.

Having carefully explored and exhausted all possibilities to gain near-term access to liquidity, the Company determined that debtor-in-possession financing presented the best available alternative for the Company to meet its immediate and ongoing liquidity needs and preserve the value of the business.  As a result, having obtained the commitment of a $400 million senior secured super-priority debtor-in-possession credit facility agreement (the “DIP Credit Facility”), Chemtura and 26 of its subsidiaries organized in the United States (collectively, the “Debtors”) filed for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) on March 18, 2009 (the “Petition Date”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).  The Chapter 11 cases are being jointly administered by the Bankruptcy Court.  The Company’s non-U.S. subsidiaries and certain U.S. subsidiaries were not included in the filing and are not subject to the requirements of the Bankruptcy Code.  The Company’s U.S. and worldwide operations are expected to continue without interruption during the Chapter 11 reorganization process.

The Debtors own substantially all of the Company’s U.S. assets.  The Debtors consist of Chemtura and the following subsidiaries:

· A&M Cleaning Products LLC	· Crompton Colors Incorporated	· Kem Manufacturing Corporation
· Aqua Clear Industries, LLC	· Crompton Holding Corporation	· Laurel Industries Holdings, Inc.
· ASEPSIS, Inc.	· Crompton Monochem, Inc.	· Monochem, Inc.
· ASCK, Inc.	· GLCC Laurel, LLC	· Naugatuck Treatment Company
· BioLab, Inc.	· Great Lakes Chemical Corporation	· Recreational Water Products, Inc.
· BioLab Company Store, LLC	· Great Lakes Chemical Global, Inc.	· Uniroyal Chemical Company Limited
· Biolab Franchise Company, LLC	· GT Seed Treatment, Inc.	· Weber City Road LLC
· BioLab Textile Additives, LLC	· HomeCare Labs, Inc	· WRL of Indiana, Inc.
· CNK Chemical Realty Corporation	· ISCI, Inc.

The principal U.S. assets and business operations of the Debtors are owned by Chemtura, BioLab, Inc. and Great Lakes Chemical Corporation.

On March 18, 2009, Raymond E. Dombrowski, Jr. was appointed Chief Restructuring Officer.  In connection with this appointment, the Company entered into an agreement with Alvarez & Marsal North America, LLC (“A&M”) to compensate A&M for Mr. Dombrowski’s services as Chief Restructuring Officer on a monthly basis at a rate of $150 thousand per month and incentive compensation in the amount of $3 million payable upon the earlier of (a) the consummation of a Chapter 11 plan of reorganization (“Plan”) or (b) the sale, transfer, or other disposition of all or a substantial portion of the assets or equity of the Company.  Mr. Dombrowski is independently compensated pursuant to arrangements with A&M, a financial advisory and consulting firm specializing in corporate restructuring. Mr. Dombrowski will not receive any compensation directly from the Company and will not participate in any of the Company’s employee benefit plans.

The Chapter 11 cases were filed to gain liquidity for continuing operations while the Debtors restructure their balance sheets to allow the Company to continue as a viable going concern.  While the Company believes it will be able to achieve these objectives through the Chapter 11 reorganization process, there can be no certainty that it will be successful in doing so.

Under Chapter 11 of the Bankruptcy Code, the Debtors are operating their U.S. businesses as a debtor-in-possession (“DIP”) under the protection of the Bankruptcy Court from their pre-filing creditors and claimants.  Since the filing, all orders of the Bankruptcy Court sufficient to enable the Debtors to conduct normal business activities, including “first day” motions and the interim and final approval of the DIP Credit Facility and amendments thereto, have been entered by the Bankruptcy Court.  While the Debtors are subject to Chapter 11, all transactions outside the ordinary course of business will require the prior approval of the Bankruptcy Court.

On March 20, 2009, the Bankruptcy Court approved the Debtors’ “first day” motions.  Specifically, the Bankruptcy Court granted the Debtors, among other things, interim approval to access $190 million of its $400 million DIP Credit Facility, approval to pay outstanding employee wages, health benefits, and certain other employee obligations and authority to continue to honor their current customer policies and programs, in order to ensure the reorganization process will not adversely impact their customers.  On April 29, 2009, the Bankruptcy Court entered a final order providing full access to the $400 million DIP Credit Facility.  The Bankruptcy Court also approved Amendment No. 1 to the DIP Credit Facility which provided for, among other things: (i) an increase in the outstanding amount of inter-company loans the Debtors could make to the non-debtor foreign subsidiaries of the Company from $8 million to $40 million; (ii) a reduction in the required level of borrowing availability under the minimum availability covenant; and (iii) the elimination of the requirement to pay additional interest expense if a specified level of accounts receivable financing was not available to the Company’s European subsidiaries.

On July 13, 2009, the Company and the parties to the DIP Credit Facility entered into Amendment No. 2 to the DIP Credit Facility subject to approvals by the Bankruptcy Court and the Company’s Board of Directors which approvals were obtained on July 14 and July 15, 2009, respectively.  Amendment No. 2 amended the DIP Credit Facility to provide for, among other things, an option by the Company to extend the maturity of the DIP Credit Facility for two consecutive three month periods subject to the satisfaction of certain conditions.  Prior to Amendment No. 2, the DIP Credit Facility matured on the earlier of 364 days (from the Petition Date), the effective date of a Plan or the date of termination in whole of the Commitments (as defined in the DIP Credit Facility).

As a consequence of the Chapter 11 cases, substantially all pre-petition litigation and claims against the Debtors have been stayed.  Accordingly, no party may take any action to collect pre-petition claims or to pursue litigation arising as a result of pre-petition acts or omissions except pursuant to an order of the Bankruptcy Court.

On August 21, 2009, the Bankruptcy Court established October 30, 2009 as the deadline for the filing of proofs of claim against the Debtors (the “Bar Date”).  Under certain limited circumstances, some creditors may be permitted to file proofs of claim after the Bar Date.  Accordingly, it is possible that not all potential proofs of claim were filed as of the filing of this Annual Report.

The Debtors have received approximately 15,300 proofs of claim covering a broad array of areas.  Approximately 8,000 proofs of claim have been asserted in “unliquidated” amounts or contain an unliquidated component that are treated as being asserted in “unliquidated” amounts.  Excluding proofs of claim in “unliquidated” amounts, the aggregate amount of proofs of claim filed totaled approximately $23.6 billion.  See Note 21 – Legal Proceedings and Contingencies for a discussion of the types of proofs of claim filed against the Debtors.

The Company is in the process of evaluating the amounts asserted in and the factual and legal basis of the proofs of claim filed against the Debtors.  Based upon the Company’s initial review and evaluation, which is continuing, a significant number of proofs of claim are duplicative and/or legally or factually without merit.  As to those claims, the Company has filed and intends to file objections with the Bankruptcy Court.  However, there can be no assurance that these claims will not be allowed in full.

Further, while the Debtors believe they have insurance to cover certain asserted claims, there can be no assurance that material uninsured obligations will not be allowed as claims in the Chapter 11 cases.  Because of the substantial number of asserted contested claims, as to which review and analysis is ongoing, there is no assurance as to the ultimate value of claims that will be allowed in the Chapter 11 cases, nor is there any assurance as to the ultimate recoveries for the Debtors’ stakeholders, including the Debtors’ bondholders and the Company’s shareholders.  The differences between amounts recorded by the Debtors and proofs of claim filed by the creditors will continue to be investigated and resolved through the claims reconciliation process.

The Company has recognized certain charges related to expected allowed claims.  As the Company completes the process of evaluating and resolving the proofs of claim, appropriate adjustments to the Company’s Consolidated Financial Statements will be made.  Adjustments may also result from actions of the Bankruptcy Court, settlement negotiations, rejection of executory contracts and real property leases, determination as to the value of any collateral securing claims and other events.  Any such adjustments could be material to the Company’s results of operations and financial condition in any given period.  For additional information on liabilities subject to compromise, see Note 4 – Liabilities Subject to Compromise and Reorganization Items, Net.

As provided by the Bankruptcy Code, the Debtors have the exclusive right to file and solicit acceptance of a Plan for 120 days after the Petition Date with the possibility of extensions thereafter.  On February 23, 2010, the Bankruptcy Court granted the Company’s application for extensions of the period during which it has the exclusive right to file a Plan from February 11, 2010 to June 11, 2010.  The Bankruptcy Court had previously granted the Company’s application for an extension of the exclusivity period on July 28, 2009 and October 27, 2009.  There can be no assurance that a Plan will be filed by the Debtors or confirmed by the Bankruptcy Court, or that any such Plan will be consummated.  After a Plan has been filed with the Bankruptcy Court, the Plan, along with a disclosure statement approved by the Bankruptcy Court, will be sent to all creditors and other parties entitled to vote to accept or reject the Plan.  Following the solicitation period, the Bankruptcy Court will consider whether to confirm the Plan.  In order to confirm a Plan, the Bankruptcy Court must make certain findings as required by the Bankruptcy Code.  The Bankruptcy Court may confirm a Plan notwithstanding the non-acceptance of the Plan by an impaired class of creditors or equity security holders if certain requirements of the Bankruptcy Code are met.

On January 15, 2010 the Company entered into Amendment No. 3 of the DIP Credit Facility that provided for, among other things, the consent of the Company’s DIP lenders to the sale of the polyvinyl chloride (“PVC”) additives business.

On February 9, 2010, the Court gave interim approval of an Amended and Restated Senior Secured Super-Priority Debtor-in-Possession Credit Agreement (the “Amended and Restated DIP Credit Agreement”) by and among the Debtors, Citibank N.A. and the other lenders party thereto.  The Amended and Restated DIP Credit Agreement provides for a first priority and priming secured revolving and term loan credit commitment of up to an aggregate of $450 million.  The proceeds of the loans and other financial accommodations incurred under the Amended and Restated DIP Credit Agreement were used to, among other things, refinance the obligations outstanding under the DIP Credit Facility and provide working capital for general corporate purposes.  The Amended and Restated DIP Credit Agreement provided a substantial reduction in the Company’s financing costs through interest rate reductions and the avoidance of the extension fees that would have been payable under the DIP Credit Facility in February and May 2010.  The Amended and Restated DIP Credit Agreement closed on February 12, 2010 with the drawing of the $300 million term loan.  On February 18, 2010, the Bankruptcy Court entered a final order providing full access to the Amended and Restated DIP Credit Agreement.  The Amended and Restated DIP Credit Agreement matures on the earlier of 364 days after the closing, the effective date of a Plan or the date of termination in whole of the Commitments (as defined in the Amended and Restated DIP Credit Agreement).

The ultimate recovery by the Debtors’ creditors and the Company’s shareholders, if any, will not be determined until confirmation and implementation of a Plan.  No assurance can be given as to what recoveries, if any, will be assigned in the Chapter 11 cases to each of these constituencies.  A Plan could result in the Company’s shareholders receiving little or no value for their interests and holders of the Debtors’ unsecured debt, including trade debt and other general unsecured creditors, receiving less, and potentially substantially less, than payment in full for their claims.  Because of such possibilities, the value of the Company’s common stock and unsecured debt is highly speculative.  Accordingly, the Company urges that appropriate caution be exercised with respect to existing and future investments in any of these securities.  Although the shares of the Company’s common stock continue to trade on the Pink Sheets Electronic Quotation Service (“Pink Sheets”) under the symbol “CEMJQ,” the trading prices may have little or no relationship to the actual recovery, if any, by the holders under any eventual Bankruptcy Court-approved Plan.  The opportunity for any recovery by holders of the Company’s common stock under such Plan is uncertain as all creditors’ claims must be met in full, with interest where due, before value can be attributed to the common stock and, therefore, the shares of the Company’s common stock may be cancelled without any compensation pursuant to such Plan.

Continuation of the Company as a going concern is contingent upon, among other things, the Company’s and/or Debtors’ ability (i) to comply with the terms and conditions of the Amended and Restated DIP Credit Agreement; (ii) to obtain confirmation of a Plan under the Bankruptcy Code; (iii) to return to profitability; (iv) to generate sufficient cash flow from operations; and (v) to obtain financing sources to meet the Company’s future obligations.  These matters raise substantial doubt about the Company’s ability to continue as a going concern.  The Consolidated Financial Statements do not reflect any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of these uncertainties.  Additionally, a Plan could materially change amounts reported in the Consolidated Financial Statements, which do not give effect to all adjustments of the carrying value of assets and liabilities that may be necessary as a consequence of completing a reorganization under Chapter 11 of the Bankruptcy Code.

In addition, as part of the Company’s emergence from bankruptcy protection, the Company may be required to adopt fresh start accounting in a future period.  If fresh start accounting is applicable, our assets and liabilities will be recorded at fair value as of the fresh start reporting date.  The fair value of our assets and liabilities as of such fresh start reporting date may differ materially from the recorded values of assets and liabilities on our Consolidated Balance Sheets.  Further, if fresh start accounting is required, the financial results of the Company after the application of fresh start accounting may not be comparable to historical trends.

2) BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying Consolidated Financial Statements include the accounts of Chemtura and the wholly-owned and majority-owned subsidiaries that it controls.  Other affiliates in which the Company has a 20% to 50% ownership interest or a non-controlling majority interest are accounted for in accordance with the equity method.  Other investments in which the Company has less than 20% ownership are recorded at cost.  All significant intercompany balances and transactions have been eliminated in consolidation.

The Consolidated Financial Statements have been prepared in accordance with Accounting Standards Codification (“ASC”) Section 852-10-45, Reorganizations – Other Presentation Matters (“ASC 852-10-45”).  ASC 852-10-45 does not ordinarily affect or change the application of U.S. generally accepted accounting principles (“GAAP”).  However, it does require the Company to distinguish transactions and events that are directly associated with the reorganization in connection with the Chapter 11 cases from the ongoing operations of the business.  Expenses incurred and settlement impacts due to the Chapter 11 cases are reported separately as reorganization items, net on the Consolidated Statements of Operations for the year ended December 31, 2009.  Interest expense related to pre-petition indebtedness has been reported only to the extent that it will be paid during the pendency of the Chapter 11 cases or is permitted by Bankruptcy Court approval or is expected to be an allowed claim.  The pre-petition liabilities subject to compromise are disclosed separately on the December 31, 2009 Consolidated Balance Sheet.  These liabilities are reported at the amounts expected to be allowed by the Bankruptcy Court, even if they may be settled for a lesser amount.  These expected allowed claims require management to estimate the likely claim amount that will be allowed by the Bankruptcy Court prior to its ruling on the individual claims.  These estimates are based on reviews of claimants’ supporting material, obligations to mitigate such claims, and assessments by management and third-party advisors.  The Company expects that its estimates, although based on the best available information, will change as the claims are resolved by the Bankruptcy Court.

The Consolidated Financial Statements have been prepared in conformity with GAAP, which require the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from these estimates.

Discontinued Operations

The Company sold certain assets and assigned certain liabilities of its EPDM business on June 29, 2007 and its optical monomers business on October 31, 2007. The Company sold its fluorine chemical business on January 31, 2008.  The Company sold its PVC additives business on April 30, 2010.  As a result, the operations of these businesses have been classified as discontinued operations in the Consolidated Statements of Operations for all periods presented.  The Consolidated Statements of Cash Flows have not been adjusted to reflect the discontinued operations and, thus, include the cash flows of the discontinued businesses.  See Note 5 – Acquisitions and Divestments – Discontinued Operations for further information.

Accounting Policies

Revenue Recognition

Substantially all of the Company’s revenues are derived from the sale of products.  Revenue is recognized when risk of loss of, and title to, the product is transferred to the customer.  Revenue is recorded net of taxes collected from customers that are remitted to governmental authorities with the collected taxes recorded as current liabilities until remitted to the respective governmental authorities.  The Company’s products are sold subject to various shipping terms. The Company’s terms of delivery are included on its sales invoices and order confirmation documents.

Customer Rebates

The Company accrues for the estimated cost of customer rebates as a reduction of sales.  Customer rebates are primarily based on customers achieving defined sales targets over a specified period of time.  The Company estimates the cost of these rebates based on the likelihood of the rebate being achieved and recognizes the cost as a deduction from sales when such sales are recognized.  Rebate programs are monitored on a regular basis and adjusted as required.  The Company’s accruals for customer rebates were $18 million and $19 million at December 31, 2009 and 2008, respectively.

Operating Costs and Expenses

Cost of goods sold (“COGS”) includes all costs incurred in manufacturing goods, including raw materials, direct manufacturing costs and manufacturing overhead.  COGS also includes warehousing, distribution, engineering, purchasing, customer service, environmental, health and safety functions, and shipping and handling costs for outbound product shipments.  Selling, general and administrative expenses (“SG&A”) include costs and expenses related to the following functions and activities: selling, advertising, legal, provision for doubtful accounts, corporate facilities and corporate administration.  SG&A also includes accounting, information technology, finance and human resources, excluding direct support in manufacturing operations, which is included as COGS.  Research and development expenses (“R&D”) include basic and applied research and development activities of a technical and non-routine nature.  R&D costs are expensed as incurred.  COGS, SG&A and R&D expenses exclude depreciation and amortization expenses which are presented on a separate line in the Consolidated Statements of Operations.

Other Income (Expense), Net

Other income (expense), net includes costs associated with the Company’s accounts receivable facilities, foreign exchange gains (losses), and interest income.

(In millions)	2009	2008	2007

Costs of accounts receivable facilities	$(2)	$(16)	$(21)
Foreign exchange (loss) gain	(22)	25	11
Interest income	7	8	7
Other accounts receivable financing	(1)	(1)	(1)
Fees associated with debt waivers and amendments	-	(6)	-
Other items, individually less than $1 million	1	(1)	(1)
	$(17)	$9	$(5)

Allowance for Doubtful Accounts

Included in accounts receivable are allowances for doubtful accounts in the amount of $32 million in 2009 and $25 million in 2008.  The allowance for doubtful accounts reflects a reserve representing the Company’s estimate of the amounts that may not be collectible.  In addition to reviewing delinquent accounts receivable, the Company considers many factors in estimating its reserves, including historical data, experience, customer types, credit worthiness, and economic trends. From time to time, the Company may adjust its assumptions for anticipated changes in any of these or other factors expected to affect collection.

Inventory Valuation

Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out (“FIFO”) method.

Property, Plant and Equipment

Property, plant and equipment are carried at cost, less accumulated depreciation.  Depreciation expense from continuing operations ($124 million in 2009, $177 million in 2008, and $216 million in 2007) is computed on the straight-line method using the following ranges of asset lives: land improvements – 3 to 20 years; buildings and improvements – 2 to 40 years; machinery and equipment – 2 to 25 years; information systems and equipment – 2 to 10 years; and furniture, fixtures and other – 1 to 10 years.

Renewals and improvements that significantly extend the useful lives of the assets are capitalized.  Capitalized leased assets and leasehold improvements are depreciated over the shorter of their useful lives or the remaining lease term.  Expenditures for maintenance and repairs are charged to expense as incurred.

Intangible Assets

Patents, trademarks and other intangibles are being amortized principally on a straight-line basis using the following ranges for their estimated useful lives: patents 4 to 20 years; trademarks 7 to 35 years; customer relationships 10 to 30 years; production rights 11 years; and other intangibles 5 to 20 years.  See Note 10 – Goodwill and Intangible Assets for further details.

Recoverability of Long-Lived Assets and Goodwill

The Company evaluates the recoverability of the carrying value of its long-lived assets, excluding goodwill, whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Under such circumstances, the Company assesses whether the projected undiscounted cash flows of its businesses are sufficient to recover the existing unamortized cost of its long-lived assets.  If the undiscounted projected cash flows are not sufficient, the Company calculates the impairment amount by discounting the projected cash flows using its weighted-average cost of capital.  The amount of the impairment is written off against earnings in the period in which the impairment is determined.

The Company evaluates the recoverability of the carrying value of goodwill on an annual basis as of July 31, or when events occur or circumstances change.  See Note 10 – Goodwill and Intangible Assets for further details.

Environmental Liabilities

Each quarter the Company evaluates and reviews estimates for future remediation, operation and management costs directly related to remediation, to determine appropriate environmental reserve amounts.  For each site where the cost of remediation is probable and reasonably estimable, we determine the specific measures that are believed to be required to remediate the site, the estimated total cost to carry out the remediation plan, the portion of the total remediation costs to be borne by the Company and the anticipated time frame over which payments toward the remediation plan will occur. At sites where the Company expects to incur ongoing operations and maintenance expenditures, the Company accrues on an undiscounted basis for a period of generally 10 years, those costs which are probable and reasonably estimable.  Where settlement offers have been extended to resolve an environmental liability as part of the Chapter 11 cases, the amounts of those offers have been accrued and are reflected in the Consolidated Balance Sheet as liabilities subject to compromise.

Litigation and Contingencies

In accordance with guidance now codified under ASC Topic 450, Contingencies, the Company records in its Consolidated Financial Statements amounts representing the Company’s estimated liability for claims, guarantees and litigation.  As information about current or future litigation or other contingencies becomes available, management assesses whether such information warrants the recording of additional expenses relating to those contingencies.  See Note 21 – Legal Proceedings and Contingencies for further details.

Stock-Based Compensation

In December 2004, the FASB issued guidance now codified under ASC Topic 718, Compensation – Stock Compensation.  ASC 718 requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair value beginning with the first annual period after June 15, 2005.  Effective January 1, 2006, the Company adopted the provisions of ASC 718 using the modified prospective method. Under the modified prospective method, the compensation cost for all new awards and awards modified, repurchased or cancelled after the date of adoption of ASC 718, as well as the unrecognized compensation cost of unvested awards as of the date of adoption, are recognized in earnings based on the grant-date fair value of those awards.

The Company recognizes compensation cost for stock-based awards issued after January 1, 2006 over the requisite service period for each separately vesting tranche, as if multiple awards were granted.  Stock-based compensation expense recognized was $3 million, $5 million, and $10 million for the years ended December 31, 2009, 2008, and 2007, respectively, primarily attributable to the Company’s stock option program.

Derivative Instruments

Derivative instruments are presented in the accompanying Consolidated Financial Statements at fair value as required by GAAP.  See Note 18 – Derivative Instruments and Hedging Activities for further details.

Translation of Foreign Currencies

Balance sheet accounts denominated in foreign currencies are translated at the current rate of exchange as of the balance sheet date, while revenues and expenses are translated at average rates of exchange during the periods presented.  The cumulative foreign currency adjustments resulting from such translation are included in accumulated other comprehensive income (loss).

Cash Flows

Cash and cash equivalents include bank term deposits with original maturities of three months or less.  Included in the Company’s cash balance at December 31, 2009 and 2008, are $2 million and $1 million, respectively, of restricted cash that is required to be on deposit to support certain letters of credit and performance guarantees, the majority of which will be settled within one year.

Cash payments included interest payments of $45 million in 2009, $80 million in 2008, and $85 million in 2007. Cash payments also included income tax payments (net of refunds) of $33 million in 2009, $60 million in 2008, and $52 million in 2007.

Accounting Developments

Recently Implemented

Effective January 1, 2007, the Company adopted guidance now codified within Accounting Standards Codification (“ASC”) 740 – Income Taxes (“ASC 740”), which clarifies the accounting for uncertainty in income taxes recognized in accordance with ASC 740.  Under ASC 740, the Company may recognize a tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  ASC 740 also provides guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.  As a result of adopting the provisions of ASC 740, the Company recognized a $2 million decrease in the income tax payable liability for unrecognized tax benefits which was accounted for as a $6 million increase in non-current deferred tax assets and an $8 million decrease in goodwill.

In December 2007, the FASB issued guidance now codified as ASC Section 810-10-65, Consolidations – Transition and Open Effective Date Information (“ASC 810-10-65”), which requires companies to treat non-controlling interests (commonly referred to as minority interests) as a separate component of shareholders’ equity and not as a liability.  The provisions of ASC 810-10-65 are effective as of the beginning of the Company’s 2009 fiscal year.  The presentation and disclosure requirements of ASC 810-10-65 were applied on a retrospective basis for all periods presented.

In December 2007, the FASB issued guidance now codified as ASC Topic 805, Business Combinations (“ASC 805”), which requires, among other items, that identifiable assets, liabilities, non-controlling interests and goodwill acquired in a business combination be recorded at full fair value.  The provisions of ASC 805 are effective as of the beginning of the Company’s 2009 fiscal year.  The adoption of ASC 805 did not have a material impact on the Company’s consolidated financial condition and results of operations.  Future adjustments made to valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions made prior to 2009 will impact the statement of operations based on the provisions of ASC 805.

Effective January 1, 2008, the Company adopted ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”) with respect to its financial assets and liabilities.  In February 2008, the FASB issued updated guidance related to fair value measurements, which is included in ASC 820.  The updated guidance provided a one year deferral of the effective date of ASC 820 for non-financial assets and non-financial liabilities, except those that are recognized or disclosed in the financial statements at fair value at least annually.  Therefore, the Company adopted the provisions of ASC 820 for non-financial assets and non-financial liabilities effective January 1, 2009, and such adoption did not have a material impact on the Company’s consolidated financial condition and results of operations.

In March 2008, the FASB issued guidance now codified as ASC Topic 815, Derivatives and Hedging (“ASC 815”), which requires companies with derivative instruments to disclose information about how and why a company uses derivative instruments, how derivative instruments and related hedged items are accounted for under ASC 815, and how derivative instruments and related hedged items affect a company’s financial condition, financial performance, and cash flows.  The provisions of ASC 815 are effective as of the beginning of the Company’s 2009 fiscal year.  The Company has adopted the provisions of ASC 815 as of December 31, 2009 and its adoption did not have a material impact on its results of operation, financial condition or disclosures.

In December 2008 the FASB issued guidance now codified as ASC Topic 715, Compensation – Retirement Benefits (“ASC 715”) which requires additional disclosures about plan assets of defined benefit pension and other postretirement benefit plans. The provisions of ASC 715 are effective for fiscal years ending after December 15, 2009.   The Company has adopted the provisions of ASC 715 as of December 31, 2009 and its adoption did not have a material impact on its results of operation, financial condition or disclosures.

In May 2009, the FASB issued guidance now codified as ASC Topic 855, Subsequent Events (“ASC 855”), which provides authoritative accounting literature related to evaluating subsequent events.  ASC 855 is similar to the current guidance with some exceptions that are not intended to result in significant change to current practice.  ASC 855 defines subsequent events and also requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date.  The provisions of ASC 855 are effective for interim or annual financial periods ending after June 15, 2009. The Company has adopted the provisions of ASC 855 effective as of June 30, 2009 and its adoption did not have a material impact on its results of operations, financial condition or its disclosures.

In June 2009, FASB issued guidance now codified as ASC Topic 105, Generally Accepted Accounting Principles (“ASC 105”).  ASC 105 establishes only two levels of GAAP, authoritative and non-authoritative.  The FASB Accounting Standards Codification (the “Codification”) is the source of authoritative, nongovernmental GAAP, except for rules and interpretive releases of the Securities and Exchange Commission (“SEC”), which are sources of authoritative GAAP for SEC registrants.  All other non-grandfathered, non-SEC accounting literature not included in the Codification will become non-authoritative.  The standard is effective for financial statements for interim or annual reporting periods ending after September 15, 2009.  As the Codification was not intended to change or alter existing GAAP, it will not have any impact on the Company’s financial condition and results of operations.  References made to FASB guidance throughout this document have been updated for the Codification.

Future Implementations

In June 2009, the FASB issued guidance now codified as ASC Topic 810, Consolidation (“ASC 810”), which amends certain guidance for determining whether an entity is a variable interest entity (“VIE”).  ASC 810 requires an enterprise to perform an analysis to determine whether the Company’s variable interests give it a controlling financial interest in a VIE.  A company would be required to assess whether it has an implicit financial responsibility to ensure that a VIE operates as designed when determining whether it has the power to direct the activities of the VIE that most significantly impact the entity’s economic performance.  In addition, ASC 810 requires ongoing reassessments of whether an enterprise is the primary beneficiary of a VIE.  The standard is effective for financial statements for interim or annual reporting periods that begin after November 15, 2009.  Earlier application is prohibited.  The Company is currently evaluating the impact of ASC 810.

Risks and Uncertainties

As the Company currently operates its business as debtors-in-possession under the jurisdiction of the Bankruptcy Court, and in accordance with the applicable provisions of the Bankruptcy Code, it is subject to the risks and uncertainties associated with its’ Chapter 11 cases which include the following:

•	The ability to obtain and maintain normal terms with customers’ vendors and service providers;
•	The ability to obtain approval by the Bankruptcy Court for transactions outside the ordinary course of business;
•	Limitations on our ability to obtain Bankruptcy Court approval with respect to motions in the Chapter 11 cases; and
•	Limitations on our ability to avoid or reject executory contracts and real property leases that are burdensome or uneconomical.

In order to successfully emerge from Chapter 11, the Company must develop, obtain requisite Bankruptcy Court and creditor approval of, and consummate a Plan.  If a Plan is not confirmed or if the Company is unable to successfully consummate a Plan after confirmation, it is unclear whether it would be able to reorganize the business and what if any distribution would be made to claimants.

The Company’s revenues are largely dependent on the continued operation of its manufacturing facilities.  There are many risks involved in operating chemical manufacturing plants, including the breakdown, failure or substandard performance of equipment, operating errors, natural disasters, the need to comply with directives of, and maintain all necessary permits from, government agencies and potential terrorist attacks.  The Company’s operations can be adversely affected by raw material shortages, labor force shortages or work stoppages and events impeding or increasing the cost of transporting its raw materials and finished products.  The occurrence of material operational problems, including but not limited to the events described above, may have a material adverse effect on the productivity and profitability of a particular manufacturing facility.  With respect to certain facilities, such events could have a material effect on the Company as a whole.

The Company’s operations are also subject to various hazards incident to the production of industrial chemicals.  These include the use, handling, processing, storage and transportation of certain hazardous materials.  Under certain circumstances, these hazards could cause personal injury and loss of life, severe damage to and destruction of property and equipment, environmental damage and suspension of operations.  Claims arising from any future catastrophic occurrence at any one of its facilities may result in the Company being named as a defendant in lawsuits asserting potential claims.

The Company performs ongoing credit evaluations of its customers’ financial condition including an assessment of the impact, if any, of prevailing economic conditions.  The Company generally does not require collateral from its customers.  The Company is exposed to credit losses in the event of nonperformance by counterparties on derivative instruments when utilized.  The counterparties to these transactions are major financial institutions, which may be adversely affected by the current global credit crisis.  However, the Company considers the risk of default to be minimal.

International operations are subject to various risks which may or may not be present in U.S. operations.  These risks include political instability, the possibility of expropriation, restrictions on dividends and remittances, instabilities of currencies, requirements for governmental approvals for new ventures and local participation in operations such as local equity ownership and workers’ councils.  Currency fluctuations between the U.S. dollar and the currencies in which the Company conducts business have caused and will continue to cause foreign currency transaction gains and losses, which may be material.  Any of these events could have an adverse effect on the Company’s international operations.

3) CONDENSED DEBTOR COMBINED FINANCIAL STATEMENTS

Condensed Combined Financial Statements for the Debtors as of and for the year-ended December 31, 2009 are presented below.  These Condensed Combined Financial Statements include investments in subsidiaries carried under the equity method.

Condensed Combined Statement of Operations
(Debtor-in-Possession)
(In millions)

Year Ended
December 31, 2009

Net sales	$1,826

Cost of goods sold	1,472
Selling, general and administrative	181
Depreciation and amortization	105
Research and development	20
Antitrust costs	9
Changes in estimates related to expected allowable claims	73

Operating loss	(34)

Interest expense	(77)
Other expense, net	(18)
Reorganization items, net	(96)
Equity in net loss of subsidiaries	(43)

Loss before income taxes	(268)
Income tax benefit	25

Loss from continuing operations	(243)
Loss from discontinued operations, net of tax	(50)
Net loss	$(293)

Condensed Combined Balance Sheet
(Debtor-in-Possession)
as of December 31, 2009
(In millions)

ASSETS
Current assets	$706
Intercompany receivables	538
Investment in subsidiaries	1,942
Property, plant and equipment	422
Goodwill	149
Other assets	397
Total assets	$4,154

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$400
Intercompany payables	65
Other long-term liabilities	73
Total liabilities not subject to compromise	538
Liabilities subject to compromise (a)	3,444
Total stockholders' equity	172
Total liabilities and stockholders' equity	$4,154

(a) Includes inter-company payables of $1,447 million.

Condensed Combined Statement of Cash Flows
(Debtor-in-Possession)
Year ended December 31, 2009
(In millions)

Increase (decrease) to cash
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(293)
Adjustments to reconcile net loss
to net cash used in operating activities:
Impairment of long-lived assets	54
Depreciation and amortization	113
Stock-based compensation expense	3
Changes in estimates related to expected allowable claims	73
Reorganization items, net	34
Changes in assets and liabilities, net	(64)
Net cash used in operating activities	(80)

CASH FLOWS FROM INVESTING ACTIVITIES
Net proceeds from divestments	3
Payments for acquisitions, net of cash acquired	(5)
Capital expenditures	(34)
Net cash used in investing activities	(36)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debtor-in-possession facility, net	250
Payments on credit facility, net	(28)
Payments on long term borrowings	(18)
Payments for debt issuance costs	(30)
Net cash provided by financing activities	174

CASH AND CASH EQUIVALENTS
Change in cash and cash equivalents	58
Cash and cash equivalents at beginning of period	23
Cash and cash equivalents at end of period	$81

4) LIABILITIES SUBJECT TO COMPROMISE AND REORGANIZATION ITEMS, NET

As a consequence of the Chapter 11cases, substantially all claims and litigation against the Debtors in existence prior to the filing of the petitions for relief or relating to acts or omissions prior to the filing of the petitions for relief are stayed.  These estimated claims are reflected in the Consolidated Balance Sheet as liabilities subject to compromise as of December 31, 2009.  These amounts represent the Company’s best estimate of known or potential pre-petition liabilities that are probable of resulting in an allowed claim against the Debtors in connection with the Chapter 11 cases and are recorded at the estimated amount of the allowed claim which may be different from the amount for which the liability will be settled.  Such claims remain subject to future adjustments.  Adjustments may result from actions of the Bankruptcy Court, negotiations, rejection or acceptance of executory contracts and real property leases, determination as to the value of any collateral securing claims, proofs of claim or other events.

The Bankruptcy Court established October 30, 2009 as the Bar Date for filing proofs of claim against the Debtors.  The Debtors have received approximately 15,300 proofs of claim covering a broad array of areas.  The Company is in the process of evaluating the amounts asserted in and the factual and/or legal basis of the proofs of claim filed against the Debtors.  These proofs of claim may result in additional liabilities, some or all of which may be subject to compromise, and the amounts of which may be material.  See Note – 21 Legal Proceedings and Contingencies for further discussion of the Company’s Chapter 11 claims assessment.

Liabilities subject to compromise consist of the following:

As of
(In millions)	December 31, 2009
6.875% Notes due 2016 (a)	$500
7% Notes due July 2009 (a)	370
6.875% Debentures due 2026 (a)	150
2007 Credit Facility (a)	152
Other borrowings	3
Total debt subject to compromise	1,175

Pension and post-retirement health care liabilities	405
Accounts payable	130
Environmental reserves	42
Litigation reserves	125
Unrecognized tax benefits and other taxes	78
Accrued interest expense	7
Other miscellaneous liabilities	35
Total liabilities subject to compromise	$1,997

Reorganization items are presented separately in the Consolidated Statements of Operations on a net basis and represent items realized or incurred by the Company as a direct result of the Debtors’ Chapter 11 cases.

The reorganization items, net recorded in the Consolidated Statements of Operations consists of the following:

Year-Ended
(In millions)	December 31, 2009
Professional fees	$60
Write-off of debt discounts and premiums (a)	24
Write-off of debt issuance costs (a)	7
Write-off of deferred charges related to termination of
U.S. accounts receivable facility	4
Rejections or terminations of lease and other contract agreements (b)	9
Severance - closure of manufacturing plants and warehouses (b)	1
Claim settlements (c)	(8)

Total reorganization items, net	$97

(a)
The carrying value of pre-petition debt has been adjusted to its respective face value as this represents the expected allowable claim in the Chapter 11 cases.  As a result, unamortized debt issuance costs, discounts and premiums were charged to reorganization items, net on the Consolidated Statements of Operations.

(b)
Represents charges for cost savings initiatives for which Bankruptcy Court approval has been obtained or requested.  For additional information see Note 6 – Restructuring and Asset Impairment Activities.

(c)	Represents the difference between the settlement amount of certain pre-petition obligations and the corresponding carrying value of the recorded liabilities.

5) ACQUISITIONS AND DIVESTMENTS

Acquisitions

GLCC Laurel, LLC

On March 12, 2008, the Company purchased the remaining interest in GLCC Laurel, LLC for a note payable of $11 million.  The note was paid in September 2008.  As GLCC Laurel, LLC was already being consolidated by the Company in its financial statements, the purchase price was allocated to reduce the non-controlling interest by $23 million.  The value of the long-lived assets was reduced by $14 million (as the fair value of the assets exceeded the purchase price) with the residual amounts allocated to other assets.

Baxenden

On February 29, 2008, the Company acquired the remaining stock of Baxenden Chemicals Limited Plc for approximately $26 million.  The purchase price was allocated to goodwill of $9 million; intangible assets of $ 7 million; property, plant, and equipment of $5 million; and other net assets of $5 million.

Kaufman

On January 31, 2007, the Company acquired the stock of Kaufman Holdings Corporation (“Kaufman”).  In 2007, the Company paid the sellers $160 million plus an additional $5 million for working capital adjustments and transaction costs.  Additionally, a final payment of $5 million was made in 2009 to the sellers in accordance with the sale agreement.

The acquired assets and assumed liabilities have been recorded at their fair value and the excess cost of the acquired net assets over their fair value has been recorded as goodwill.  The total purchase price has been allocated to the acquired net tangible and intangible assets and assumed liabilities based upon valuations and estimates of fair value.

The total Kaufman purchase price of $170 million included $61 million of goodwill; $58 million of intangible assets; $45 million of net working capital; $42 million of property, plant and equipment and $2 million of other assets offset by $38 million of other long-term liabilities.

Discontinued Operations

The Company has classified the following transactions as discontinued operations in the Consolidated Statements of Operations for all periods presented.  The Company determined the cash flows associated with the continuation of activities are deemed indirect and the Company evaluated whether it had significant continued involvement in the operations of the disposed businesses.  Accordingly, the Company did not deem its involvement with the disposed businesses subsequent to sale to be significant.  All applicable disclosures included in the accompanying footnotes have been updated to reflect the PVC additives business as a discontinued operation.

Earnings from discontinued operations for periods with activities consists of the following:

(In millions)	Year Ended	Net Sales	Pre-tax (loss) earnings from Discontinued Operations	Income Tax benefit (provision)	(Loss) earnings from Discontinued Operations

PVC additives	2009	$241	$(69)	$6	$(63)

PVC additives	2008	$392	$(14)	$(2)	$(16)

PVC additives	2007	$377	$14	$(5)	$9
Fluorine	2007	49	14	(5)	9
Optical Monomers	2007	31	3	-	3
EPDM	2007	99	8	(3)	5
OrganoSilicones	2007	-	2	(1)	1
Total	2007	$556	$41	$(14)	$27

PVC Additives Sale

On December 23, 2009, the Company entered into a Share and Asset Purchase Agreement with SK, a New York-based private equity concern focused on the specialty materials, chemicals and healthcare industries, whereby SK agreed to acquire the Company’s global PVC additives business.  The sale would include certain assets, the stock of a European subsidiary and the assumption by SK of certain liabilities.

On December 23, 2009, the Company filed a motion with the Bankruptcy Court (the “Sale Motion”), pursuant to Section 363 of the Bankruptcy Code, seeking, among other things, approval of an auction process and bidding procedures that would govern the sale of the PVC additives business to SK or another bidder with the highest or otherwise best offer and approval of the sale of the PVC additives business in accordance with the auction process and bidding procedures.  On January 14, 2010, the Bankruptcy Court entered an order (the “Bidding Procedures Order”) establishing an auction process and bidding procedures (the “Auction”) to govern the sale of the PVC additives business.  On January 15, 2010, the Company entered into Amendment No. 3 of the DIP Credit Facility that provided for, among other things, the consent of its DIP lenders to the sale of the PVC additives business.  The lenders under the Amended and Restated DIP Credit Agreement also consented to this transaction.  Pursuant to the Bidding Procedures Order, the Auction was held on February 22, 2010.  At the Auction, Artek Aterian Holding Company and its sponsors, Aterian Investment Partners Distressed Opportunities, LP and Artek Surfin Chemicals Ltd. (collectively, “Artek”), emerged as the bidder with the highest and otherwise best bid for the PVC additives business.

On February 23, 2010, pursuant to the Bidding Procedures Order and following the Auction, the Company entered into a Share and Asset Purchase Agreement (“Artek SAPA”) with Artek whereby Artek agreed to acquire the Company’s PVC additives business for cash consideration of $16 million and to assume certain liabilities, including certain pension and environmental liabilities.  The purchase price is subject to certain adjustments including a post-closing net working capital adjustment.  On February 23, 2010, the Bankruptcy Court held a hearing on the Sale Motion pursuant to Section 363 of the Bankruptcy Code and issued an order approving, among other things, the sale of the PVC additives business to Artek.  The Artek SAPA resulted in an incremental $14 million of cash proceeds and favorable sales contract modifications compared to the initial share and asset purchase agreement with SK.

The current assets of discontinued operations as of December 31, 2009 included accounts receivable of $29 million, inventory of $51 million, other current assets of $3 million and other assets of $2 million.  The current liabilities of discontinued operations as of December 31, 2009 included accounts payable of $2 million, accrued expenses of $6 million, pension and post-retirement health care liabilities of $28 million and other liabilities of $1 million.

The current assets of discontinued operations as of December 31, 2008 included accounts receivable of $36 million, inventory of $51 million and other current assets of $3 million.  The non-current assets of discontinued operations as of December 31, 2008 included property, plant and equipment of $57 million and intangibles assets of $13 million.  The current liabilities of discontinued operations as of December 31, 2008 included accounts payable of $3 million and accrued expenses of $7 million.  The non-current liabilities of discontinued operations as of December 31, 2008 included pension and post-retirement health care liabilities of $24 million and other liabilities of $1 million.

On April 30, 2010, the Company completed the sale of its PVC additives business to Artek for a pre-tax loss of approximately $8 million.  The net assets sold consisted of account receivable of $47 million, inventory of $42 million, other current assets of $6 million, other assets of $1 million, pension and other post-retirement health care liabilities of $26 million, accrued expenses of $5 million and accounts payable of $3 million.

Fluorine Divestiture

On January 31, 2008, the Company completed the sale of its fluorine chemical business located at the Company’s El Dorado, Arkansas facility for an immaterial net loss.  The assets sold consisted of patents and intangible assets of $12 million, inventory of $8 million, fixed assets of $8 million and other current liabilities of $1 million.

Optical Monomers Divestiture

On October 31, 2007, the Company completed the sale of its optical monomers business, which included its Ravenna, Italy manufacturing facility, for cash proceeds of $24 million.  The Company reported a net of tax loss of $1 million (a loss of $2 million related to the sale of its optical monomers business in discontinued operations and a gain of $1 million related to the sale of certain antioxidants assets in COGS).  The net assets sold included $8 million of accounts receivable, $9 million of inventories, $5 million of intangible assets, $5 million of assets at the Company’s manufacturing facilities and $2 million of current liabilities.

EPDM Divestiture

On June 29, 2007, the Company completed the sale of its EPDM business, the Celogen® foaming agents product line related to rubber chemicals, and its Geismar, Louisiana facilities for cash proceeds of $137 million, plus $16 million in promissory notes paid in installments between closing and September 30, 2007. The Company reported a net of tax gain of $8 million (a gain of $23 million related to the sale of the EPDM business in discontinued operations and a loss of $15 million related to the sale of foaming agents in loss on sale of business). The assets sold included $23 million of accounts receivable, $36 million of inventories and $63 million of assets at the Company’s manufacturing facilities.  In connection with this sale, the Company entered into certain transitional service and supply agreements for periods initially ranging from 90 days to six months which may be extended at the mutual consent of both parties. Since June 30, 2007, the Company did not have any continuing involvement in the EPDM business.

OrganoSilicones Divestiture

On July 31, 2003, the Company sold certain assets and assigned certain liabilities of its OrganoSilicones business unit to the Specialty Materials division of General Electric Company (“GE”) and acquired GE’s Specialty Chemicals business.  As a result of this transaction, the Company was to receive quarterly earn-out payments through December of 2006 based on the minimum required payments and additional payments contingent on the combined performance of GE’s existing Silicones business and the OrganoSilicones business that GE acquired from the Company through September of 2006.  The total of such earn-out proceeds was for a minimum of $105 million and a maximum of $250 million, of which the Company received a total of $175 million over the term of the agreement ($9 million in 2007, $54 million in 2006, $63 million in 2005, $40 million in 2004 and $9 million in 2003).

Upon the expiration of the performance contingency on September 30, 2006 and the expiration of the earn-out period, the total cumulative additional expected contingent earn-out of $67 million ($46 million, net of taxes) was recognized as a gain on the sale of discontinued operations for the year ended December 31, 2006 in the Consolidated Statement of Operations.  Included in this amount was a receivable of $6 million related to the contingent payout received in 2007.  During the first quarter of 2007, the Company received its final earn-out payment from GE of $9 million.  As a result, the Company recorded a gain on sale of discontinued operations of $3 million ($2 million, net of taxes) for the year ended December 31, 2007 in the Consolidated Statement of Operations. During 2007, the Company also recorded earnings from discontinued operations of $2 million ($1 million, net of taxes) for adjustments related to the sale of the OrganoSilicones business.

During 2009, the Company recorded an accrual of $4 million ($3 million, net of taxes) related to the divestiture of its OrganoSilicones business.  This accrual related to a loss contingency for information that became available during 2009.

Other Dispositions

Oleochemical Divestiture

On February 29, 2008, the Company completed the sale of its oleochemicals business which included the Company’s Memphis, Tennessee facility and recorded a net loss of $26 million.  The assets sold included inventory of $26 million, accounts receivable of $23 million, goodwill of $13 million, net fixed assets of $7 million and intangible assets of $1 million.  The oleochemicals business had revenues of approximately $160 million in 2007.  As the Company does not capture fully absorbed costs, and certain assets and liabilities at the level of an individual product line (such as oleochemicals), cash flows for this business were determined not to be clearly distinguishable from the rest of the Company and therefore the operational results for oleochemicals were not classified as a discontinued operation.

Organic Peroxides Divestiture

On July 31, 2007, the Company completed the sale of its organic peroxides business located at the Company’s Marshall, Texas facility. As a result, the Company recorded a pre-tax asset impairment charge of $3 million in the quarter ended June 30, 2007, to reduce the carrying value of the property, plant and equipment to be sold to its estimated fair value prior to the sale.  This sale transaction did not have a material impact on the Company’s earnings, financial condition or cash flows.

6) RESTRUCTURING AND ASSET IMPAIRMENT ACTIVITIES

Restructuring Activities

During 2009, the Company obtained approval of the Bankruptcy Court to implement certain cost savings and growth initiatives and filed motions to obtain approval for additional initiatives.  These initiatives included the closure of a manufacturing plant in Ashley, Indiana, the consolidation of warehouses related to its Consumer Performance Products business, the reduction of leased space at two of its U.S. office facilities, and the rejection of various unfavorable real property leases and executory contracts.  As a result of these initiatives, the Company recorded pre-tax charges of $9 million ($4 million was recorded to reorganization items, net for severance and real property lease rejections, $3 million was recorded to depreciation and amortization expense for accelerated depreciation, $1 million was recorded to COGS and $1 million was recorded to SG&A for asset disposals and accelerated asset retirement obligations).

On December 11, 2008, the Company announced a worldwide restructuring program to reduce cash fixed costs.  This initiative involved a worldwide reduction in the Company’s professional and administrative staff by approximately 500 people.  The Company recorded a pre-tax severance charge of $26 million for this program during the fourth quarter of 2008, of which $23 million was included in facility closures, severance and related costs and $3 million in (loss) earnings from discontinued operations, net of tax, related to the PVC additives business. In the Consolidated Statement of Operations.  In 2009, the Company recorded an additional $3 million of pre-tax charges primarily for severance related to this program.

On June 4, 2007, the Company announced its plan to close the antioxidant facilities at Pedrengo and Ravenna, Italy, and two intermediate chemical product lines at Catenoy, France.  These actions resulted in the reduction of approximately 190 positions.  The Company recorded pre-tax charges of $49 million during 2007 ($33 million of accelerated depreciation was recorded to depreciation and amortization expense; $11 million primarily for severance was recorded to facility closures, severance and related costs; a $4 million asset impairment charge was recorded to impairment of long-lived assets and $1 million of accelerated asset retirement obligations were recognized in COGS).  In 2008, the Company recorded an additional $1 million of pre-tax charges primarily for severance related to this program.

On April 4, 2007, the Company announced the realignment of its business segments, streamlining of the organization, reevaluation of its manufacturing footprint and the redirection of efforts to focus on end-use markets.  In June 2007, the Company identified more than 600 positions for reduction and approved several locations for closure.  The Company recorded pre-tax charges relating to these actions, primarily for severance totaling $28 million in 2007, of which $26 million was included in facility closures, severance and related costs and $2 million in (loss) earnings from discontinued operations, net of tax, (related to the PVC additives business) in the Consolidated Statement of Operations.  In 2008, the Company recorded an additional $1 million of pre-tax charges primarily for severance related to this program.

In addition, during 2008 and 2007, the Company recorded pre-tax credits of $2 million and $4 million, respectively, primarily to adjust the reserve for unrecoverable future lease costs at the Tarrytown, NY facility and for other reserves no longer deemed necessary.

A summary of the charges and adjustments related to these restructuring programs is as follows:

(In millions)	Severance and Related Costs	Other Facility Closure Costs	Total
Balance at January 1, 2007	$9	10	19
2007 charge (credit):
Facility closure, severance and related costs	35	(1)	34
Loss (earnings) from discontinued operations, net of tax	2		2
Cash payments	(24)	(3)	(27)
Non-cash charges and accretion	1	-	1
Balance at December 31, 2007	23	6	29
2008 charge (credit):
Facility closure, severance and related costs	24	(1)	23
Loss (earnings) from discontinued operations, net of tax	3		3
Cash payments	(24)	(2)	(26)
Non-cash charges and accretion	3	(1)	2
Balance at December 31, 2008	29	2	31
2009 charge (credit):
Facility closure, severance and related costs	2	1	3
Reorganization initiatives, net	1	3	4
Cash payments	(23)	(2)	(25)
Balance at December 31, 2009	$9	4	$13

At December 31, 2009, $4 million of the reserve was included in accrued expenses on the Consolidated Balance Sheet and $9 million was recorded in liabilities subject to compromise on the Consolidated Balance Sheet.  At December 31, 2008, the reserve of $31 million was included in accrued expenses.

Proposed Restructuring Initiatives

On January 25, 2010, the Company’s Board of Directors approved a restructuring plan involving the consolidation and idling of certain assets within the flame retardants business operations in El Dorado, Arkansas.  The restructuring plan was approved by the Bankruptcy Court on February 23, 2010.  The restructuring plan is expected to be completed by the fourth quarter of 2010.  As a result of the restructuring plan, the Company expects to record costs of approximately $40 million, primarily in the first half of 2010, consisting of approximately $35 million in accelerated depreciation of property, plant and equipment and approximately $5 million in other facility-related shutdown costs, which include accelerated recognition of asset retirement obligations, decommissioning of wells and pipelines and severance.  In addition to the aforementioned costs, the Company expects cash costs, including capital costs, to be approximately $20 million primarily in 2010 in order to execute the consolidation of operations into remaining facilities.

Asset Impairment Activities

In accordance with ASC Topic 350, Intangibles – Goodwill and Other (“ASC 350”) and ASC Topic 360, Property, Plant and Equipment (“ASC 360”), the Company recorded pre-tax charges totaling $104 million, $986 million, and $19 million in 2009, 2008 and 2007, respectively as an impairment of long-lived assets in the Consolidated Statements of Operations, which include the following items:

•
In the fourth quarter of 2009, the Company recorded an impairment charge of $7 million, of which $5 million was included in (loss) earnings from discontinued operations, net of tax in the Consolidated Statements of Operations, primarily related to further reducing the carrying value of property, plant and equipment of its PVC additives business, formerly a component of the Industrial Engineered Products reporting segment, to reflect the revised estimated fair value of the assets.  The decrease in fair value is the result of the definitive agreement entered into with SK Atlas, LLC and SK Capital Partners II, LP (collectively “SK”) in December 2009, whereby they will acquire the PVC additives business from the Company.

•
In the second quarter of 2009, the Company experienced continued year-over-year revenue reductions from the impact of the global recession in the electronic, building and construction industries.  In addition, the Consumer Performance Products segment revenues were impacted by cooler and wetter than normal weather in the northeastern and mid-western regions of the United States.  Based on these factors, the Company reviewed the recoverability of the long-lived assets of its segments in accordance with ASC Section 360-10-35, Property, Plant, and Equipment – Subsequent Measurements (“ASC 360-10-35”).  The Company evaluates the recoverability of the carrying value of its long-lived assets, excluding goodwill, whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The Company realizes that events and changes in circumstances can be more frequent in the course of a U.S. bankruptcy process.  Under such circumstances, the Company assesses whether the projected undiscounted cash flows of its businesses are sufficient to recover the existing unamortized carrying value of its long-lived assets. If the undiscounted projected cash flows are not sufficient, the Company calculates the impairment amount by several methodologies, including discounting the projected cash flows using its weighted average cost of capital and valuation estimates from third parties.  The amount of the impairment is written-off against earnings in the period in which the impairment has been determined in accordance with ASC 360-10-35.

For the PVC additives business, formerly a component of the Industrial Engineered Products reporting segment, the carrying value of the long-lived assets was in excess of the undiscounted cash flows.  As a result, the Company recorded a pre-tax impairment charge of $60 million in the second quarter of 2009 to write-down the value of property, plant and equipment, net by $48 million and intangible assets, net by $12 million.  The $60 million charge was included in (loss) earnings from discontinued operations, net of tax in the Consolidated Statements of Operations.

Due to the factors cited above, the Company also concluded it was appropriate to perform a goodwill impairment review as of June 30, 2009.  The Company used the updated projections in its long-range plan to compute estimated fair values of its reporting units.  These projections indicated that the estimated fair value of the Consumer Performance Products reporting unit was less than its carrying value.  Based on the Company’s preliminary analysis, an estimated goodwill impairment charge of $37 million was recorded for this reporting unit in the second quarter of 2009 (representing the remaining goodwill in this reporting unit).  The Company finalized its analysis of the goodwill impairment charge in the third quarter of 2009 and no change to the estimated charge was required (see Note 10 – Goodwill and Intangible Assets for further information).

•
In the fourth quarter of 2008, the Company recorded an impairment of long-lived assets of $665 million related to reducing the carrying value of goodwill in the Company’s Consumer Performance Products, Industrial Performance Products and Industrial Engineered Products segments (see Note 10 – Goodwill and Intangible Assets).

•
In the third quarter of 2008, the Company recorded an impairment of long-lived assets of $1 million related to reducing the carrying value of property, plant and equipment at the Company’s Catenoy, France facility, which was the result of the product line closures previously announced.

•
In the second quarter of 2008, the Company recorded an impairment of long-lived assets of $320 million related to reducing the carrying value of goodwill in the Company’s Consumer Performance Products segment (see Note 10 – Goodwill and Intangible Assets).

•
In the fourth quarter of 2007, the Company recorded an impairment charge of $3 million related to the write-off of construction in progress costs associated with software that will no longer be utilized due to the Company’s plan to consolidate its multiple enterprise resource planning (“ERP”) systems onto a single SAP platform.

•
In the third quarter of 2007, the Company recorded an impairment charge of $9 million, related to the reduction in the value of certain assets at the Company’s Ravenna, Italy facility, which was the result of the closure of the antioxidant facility at this site and the plan to sell the remaining assets at this site as part of the sale of the optical monomers business that was completed in October 2007.

•
In the second quarter of 2007, the Company recorded an impairment charge of $3 million to reduce the carrying value of the property, plant and equipment to be sold to its estimated fair value related to its organic peroxides business located at the Company’s Marshall, Texas facility.  Such sale was completed on July 31, 2007 (see Note 5 – Acquisitions and Divestments for further details).

•
In the second quarter of 2007, the Company recorded an impairment charge of $4 million related to the write-off of construction in progress at certain facilities affected by the restructuring program announced on June 4, 2007.

7) SALE OF ACCOUNTS RECEIVABLE

At December 31, 2008, the Company had a committed U.S. Facility which provided funding for the sale of up to $100 million of its eligible U.S. receivables to certain purchasers.  On January 23, 2009, the Company entered into the 2009 U.S. Facility with up to $150 million of capacity and a three-year term with certain lenders under its 2007 Credit Facility.  Lenders who participated reduced their commitments to the 2007 Credit Facility pro-rata to their commitments to purchase U.S. eligible accounts receivable under the 2009 U.S. Facility.  At December 31, 2008, $36 million of domestic accounts receivable had been sold under the former U.S. Facility, representing the maximum amount permitted under the terms of this facility, at an average cost of approximately 3.52%.  The former U.S. Facility was terminated upon the effectiveness of the 2009 U.S. Facility.

Under the respective U.S. facilities, certain subsidiaries of the Company were able to sell their accounts receivable to a special purpose entity (“SPE”) that was created for the purpose of acquiring such receivables and selling an undivided interest therein to certain purchasers.  In accordance with the receivables purchase agreements, the purchasers were granted an undivided ownership interest in the accounts receivable owned by the SPE.  The amount of such undivided ownership interest will vary based on the level of eligible accounts receivable as defined in the agreement.  In addition, the purchasers retain a security interest in all the receivables owned by the SPE, which was $209 million as of December 31, 2008.  The balance of the unsold receivables owned by the SPE was included in the Company’s accounts receivable balance on the Consolidated Balance Sheet.

The 2009 U.S. Facility was terminated on March 23, 2009 as a condition of the Debtors entering into the DIP Credit Facility.  All accounts receivable was sold back by the purchasers and the SPE to their original selling entity using proceeds of $117 million from the DIP Credit Facility.

Certain of the Company’s European subsidiaries maintained a separate European Facility to sell up to approximately $244 million (€175 million) of the eligible accounts receivable directly to a purchaser as of December 31, 2008.  At December 31, 2008, $67 million of international accounts receivable had been sold under this facility at an average cost of approximately 6.16%.  This facility terminated during the second quarter and there were no outstanding accounts receivable that had been sold as of June 30, 2009.  The availability and access to the European Facility was restricted by the purchaser in late December 2008 in light of the Company’s financial performance.  As a result, the Company was unable to sell additional accounts receivable under this program during the first and second quarters of 2009.  Despite good faith discussions, the Company was unable to conclude an agreement to resume sales of accounts receivable under the European Facility either prior to the Chapter 11 filing or thereafter.  During the second quarter of 2009, with no agreement to restart the European Facility, the remaining balance of the accounts receivable previously sold under this facility was settled and the facility was terminated.

The costs associated with these facilities of $2 million, $16 million and $21 million for 2009, 2008, and 2007, respectively, are included in other income (expense), net in the Consolidated Statements of Operations.

Additionally, following the termination of the 2009 U.S. Facility, deferred financing costs of approximately $4 million related to this facility were charged to reorganization items, net in the Consolidated Statements of Operations.

8) INVENTORIES

(In millions)	2009	2008
Finished goods	$319	$366
Work in process	41	47
Raw materials and supplies	129	147
	$489	$560

Included in the above net inventory balances are inventory obsolescence reserves of approximately $32 million and $30 million at December 31, 2009 and 2008, respectively.

9) PROPERTY, PLANT AND EQUIPMENT

(In millions)	2009	2008
Land and improvements	$80	$79
Buildings and improvements	236	227
Machinery and equipment	1,156	1,118
Information systems and equipment	218	182
Furniture, fixtures and other	30	19
Construction in progress	54	79
	1,774	1,704
Less: accumulated depreciation	1,024	899
	$750	$805

Depreciation expense from continuing operations amounted to $124 million, $177 million and $216 million for 2009, 2008 and 2007, respectively.  Depreciation expense from continuing operations includes accelerated depreciation of certain fixed assets associated with the Company’s restructuring programs and the consolidations of its legacy ERP systems of $5 million, $47 million and $70 million for 2009, 2008, and 2007, respectively.

10) GOODWILL AND INTANGIBLE ASSETS

Goodwill

Goodwill by reportable segment is as follows:

			Crop
	Consumer	Industrial	Protection	Industrial
	Performance	Performance	Engineered	Engineered
(In millions)	Products	Products	Products	Products	Total

Goodwill at December 31, 2007	$584	275	57	543	$1,459
Accumulated impairments at December 31, 2007	-	(8)	-	(142)	(150)
Net Goodwill at December 31, 2007	584	267	57	401	1,309

Impairment charges	(540)	(82)	-	(363)	(985)
Acquisitions and dispositions	-	9	-	(13)	(4)
Foreign currency translation
and other	(7)	(23)	-	(25)	(55)

Goodwill at December 31, 2008	577	261	57	-	895
Accumulated impairments at December 31, 2008	(540)	(90)	-	-	(630)
Net Goodwill at December 31, 2008	37	171	57	-	265

Impairment charges	(37)	-	-	-	(37)
Foreign currency translation	-	7	-	-	7

Goodwill at December 31, 2009	-	268	57	-	325
Accumulated impairments at December 31, 2009	-	(90)	-	-	(90)
Net Goodwill at December 31, 2009	$-	178	57	-	$235

The Company has elected to perform its annual goodwill impairment procedures for all of its reporting units in accordance with ASC Subtopic 350-20, Intangibles – Goodwill and Other – Goodwill (“ASC 350-20”) as of July 31, or sooner, if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value.  The Company estimates the fair value of its reporting units utilizing income and market approaches through the application of discounted cash flow and market comparable methods (Level 3 inputs as described in Note 19 – Financial Instruments and Fair Value Measurements).  The assessment is required to be performed in two steps: step one to test for a potential impairment of goodwill and, if potential impairments are identified, step two to measure the impairment loss through a full fair valuing of the assets and liabilities of the reporting unit utilizing the acquisition method of accounting.

The Company continually monitors and evaluates business and competitive conditions that affect its operations and reflects the impact of these factors in its financial projections.  If permanent or sustained changes in business or, competitive conditions occur, they can lead to revised projections that could potentially give rise to impairment charges.

Year 2009

During the quarter ended March 31, 2009, there was continued weakness in the global financial markets, resulting in additional decreases in the valuation of public companies and restricted availability of capital.  Additionally, the Company’s stock price continued to decrease due to constrained liquidity, deteriorating financial performance and the Debtors filing of a petition for relief under Chapter 11 of the Bankruptcy Code.  These events were of sufficient magnitude to the Company to conclude it was appropriate to perform a goodwill impairment review as of March 31, 2009.  The Company used its own estimates of the effects of the macroeconomic changes on the markets it serves to develop an updated view of its projections.  Those updated projections have been used to compute updated estimated fair values of its reporting units.  Based on these estimated fair values used to test goodwill for impairment in accordance with ASC 350-20, the Company concluded that no impairment existed in any of its reporting units at March 31, 2009.

The financial performance of certain reporting units was negatively impacted versus expectations due to the cold and wet weather conditions during the first half of 2009.  This fact along with the continued macro economic factors cited above resulted in the Company concluding it was appropriate to perform a goodwill impairment review as of June 30, 2009.  The Company used the updated projections in their long-range plan to compute estimated fair values of its reporting units.  These projections indicated that the estimated fair value of the Consumer Performance Products reporting unit was less than its carrying value.  Based on the Company’s preliminary analysis, an estimated goodwill impairment charge of $37 million was recorded for this reporting unit in the second quarter of 2009 (representing the remaining goodwill in this reporting unit).  The Company finalized its analysis of the goodwill impairment charge in the third quarter of 2009 and no change to the estimated charge was required.

The Company concluded that no additional goodwill impairment existed in any of its reporting units based on the annual review as of July 31, 2009.

For the quarters ended September 30, 2009 and December 31, 2009, the Company’s consolidated performance was in line with expectations while the performance of the Company’s Crop Protection Engineered Products reporting unit was below expectations.  However, the longer-term forecasts for this reporting unit are still sufficient to support its level of goodwill.  As such, the Company concluded that no circumstances exist that would more likely than not reduce the fair value of any of its reporting units below their carrying amount and an interim impairment test was not considered necessary as of September 30, 2009 and as of December 31, 2009.

Year 2008

During the quarter ended June 30, 2008, the Company updated its long-term financial projections for each of its businesses.  The projections for the Consumer Performance Products segment indicated an inability to sustain the level of goodwill associated with that segment.  A goodwill impairment charge of $320 million was recorded in this reporting unit in the second quarter of 2008.

The Company concluded that no additional goodwill impairment existed in any of its reporting units based on the annual review as of July 31, 2008.

During the third quarter of 2008, significant weakness developed in global financial markets, resulting in decreases in the valuation of public companies and restricted availability of capital.  Further, it appeared that the global economy was entering into a recession.  During this period, the Company’s stock price fell to a value that was at a significant discount to the per share value of the Company’s book value.  These events were of sufficient magnitude for the Company to conclude that it was appropriate to perform a goodwill impairment review as of September 30, 2008.

With the speed of events, there was not yet a body of forecast information from which to assess the likely intensity or duration of the recession or quantify the likely impact on the industries the Company serves.  The Company therefore used its own estimates of the effects of the macroeconomic changes on the industries its serves to develop an updated view of its projections.  Those updated projections were used to compute updated estimated fair values of its reporting units.  Based on these estimated fair values used to test goodwill for impairment, the Company concluded that no impairment existed in any of its reporting units at September 30, 2008.

The Company saw order volumes decline sharply in November and December of 2008 as its customers experienced, or anticipated, reductions in demand from the industries they serve. These order reductions primarily related to the Company’s Industrial Performance Products and Industrial Engineered Products business segments in electronic, polyolefin, building and construction and general industrial applications.  The Company also adjusted its plant production rates to align with customer demand and its inventory reduction goals. As a result, a significant number of the Company’s facilities were idled during various times in the latter part of the fourth quarter of 2008.

The changes in financial performance during the fourth quarter of 2008 and the outlook for 2009, coupled with continuing adverse equity market conditions that caused a decrease in current market multiples and the Company’s stock price, were of sufficient magnitude for the Company to conclude that it was appropriate to perform a goodwill impairment analysis during the fourth quarter of 2008.  These updated projections, which estimate the effects and timing of the macroeconomic changes on the industries the Company serves, were used to compute updated estimated fair values of its reporting units.  Based on the estimated fair values, the Consumer Performance Products, Industrial Performance Products and Industrial Engineered Products segments indicated an inability to sustain the level of goodwill associated with each segment.  Goodwill impairment charges of $220 million, $82 million and $363 million were recorded in the Consumer Performance Products, Industrial Performance Products and Industrial Engineered Products reporting units, respectively, in the fourth quarter of 2008.

Intangible Assets

The Company’s intangible assets (excluding goodwill) are comprised of the following:

	2009			2008
(In millions)	Gross Cost	Accumulated Amortization	Net Intangibles	Gross Cost	Accumulated Amortization	Net Intangibles
Patents	$127	$(49)	$78	$129	$(42)	$87
Trademarks	273	(61)	212	270	(47)	223
Customer relationships	152	(38)	114	149	(30)	119
Production rights	45	(19)	26	45	(15)	30
Other	76	(32)	44	72	(27)	45
Total	$673	$(199)	$474	$665	$(161)	$504

The increase in gross intangible assets since December 31, 2008 is primarily due to foreign currency translation.

During 2008, the Company acquired the remaining stock of Baxenden Chemicals Limited Plc and accordingly recorded patents of $1 million (weighted average useful life of 7 years), trademarks of $1 million (useful life of 25 years) and customer relationships of $5 million (useful life of 30 years).

Amortization expense from continuing operations related to intangible assets including equity investments amounted to $38 million in 2009, $44 million in 2008, and $38 million in 2007.  Estimated amortization expense of intangible assets including equity investments for the next five fiscal years is as follows: $36 million (2010), $36 million (2011), $35 million (2012), $35 million (2013) and $28 million (2014).

11) DEBT

The Company’s debt is comprised of the following:

(In millions)	2009	2008

6.875 % Notes due 2016, net of unamortized discount of $2 million in 2008,
with an effective interest rate of 6.93% in 2008 (a)	$500	$498
7% Notes due July 15, 2009, net of unamortized premium of $4 million in
2008, with an effective interest rate of 5.03% in 2008 (a)	370	374
6.875% Debentures due 2026, net of unamortized discount of $24 million
in 2008, with an effective interest rate of 7.26% in 2008 (a)	150	126
2007 Credit Facility (a)	152	180
DIP Credit facility	250	-
Other borrowings (b)	8	26
Total Debt	1,430	1,204

Less: Short-term borrowings	(252)	(3)
Current portion of long-term debt	-	(1,178)
Liabilities subject to compromise	(1,175)	-

Total Long-Term Debt	$3	$23

(a)	Outstanding balance is classified as liabilities subject to compromise on the Consolidated Balance Sheet at December 31, 2009.
(b)	$3 million of other borrowings is classified as liabilities subject to compromise on the Consolidated Balance Sheet at December 31, 2009.

In March 2009, the carrying value of pre-petition debt was adjusted to its respective face value as this represented the expected allowable claim in the Chapter 11 cases.  As a result, discounts and premiums of $24 million were charged to reorganization items, net on the Consolidated Statements of Operations.

The Company’s financial performance deteriorated sharply in the fourth quarter of 2008 resulting in part in the Company’s inability to comply as of December 31, 2008 with the two financial maintenance covenants under its 2007 Credit Facility.  A default under the 2007 Credit Facility would have resulted in cross-defaults under the terms of the Company’s new U.S. accounts receivable facility, the 7% Notes due July 15, 2009 (“2009 Notes”), the 6.875% Notes due 2016 (“2016 Notes”) and the 6.875% Debentures due 2026 (“2026 Debentures”).  In light of the Company’s non-compliance with these financial maintenance covenants for which the Company received a 90-day waiver, and given that it was probable that the Company would not have been in compliance with these covenants after the expiration of the 90-day waiver period and for the balance of 2009, advances under the 2007 Credit Facility and other debt obligations that contain cross-default and acceleration provisions have been recorded as current.  Therefore, during the fourth quarter of 2008, the Company classified its debt obligations under the 2007 Credit Facility, the 2016 Notes and the 2026 Debentures as current liabilities.

In February 2008, the Company repurchased $30 million of its outstanding 2009 Notes.  The loss associated with the early extinguishment of the debt was less than $1 million for the year ended December 31, 2008.

Debtor-in-Possession Credit Facility

On March 18, 2009, the Debtors entered into a $400 million senior secured DIP Credit Facility arranged by Citigroup Global Markets Inc. with Citibank, N.A. as Administrative Agent, subject to approval by the Bankruptcy Court.  On March 20, 2009, the Bankruptcy Court entered an interim order approving the Debtors access to $190 million of the DIP Credit Facility in the form of a $165 million term loan and a $25 million revolving credit facility.  The DIP Credit Facility closed on March 23, 2009 with the drawing of the $165 million term loan.  The initial proceeds were used to fund the termination of the 2009 U.S. Facility, pay fees and expenses associated with the transaction and to fund business operations.

On April 28, 2009, the Company, certain of its subsidiaries that are guarantors under the DIP Credit Facility, the banks, financial institutions and other institutional lenders party to the DIP Credit Facility (the “Lenders”), and Citibank, N.A., as Administrative Agent for the Lenders, entered into Amendment No. 1 to the DIP Credit Facility.  Amendment No. 1 amended the DIP Credit Facility to provide for, among other things, (i) an increase in the outstanding amount of inter-company loans the Debtors could make to the non-debtor foreign subsidiaries of the Company from $8 million to $40 million; (ii) a reduction in the required level of borrowing availability under the minimum availability covenant; and (iii) the elimination of the requirement to pay additional interest expense if a specified level of accounts receivable financing was not available to the Company’s European subsidiaries.  On April 29, 2009, the Bankruptcy Court granted final approval of the DIP Credit Facility, as amended pursuant to Amendment No. 1 thereto.  On May 4, 2009, the Company drew the $85 million balance of the $250 million term loan and used the proceeds together with cash on hand to fund the $86 million “roll up” of certain outstanding secured amounts owed to certain lenders under the 2007 Credit Facility as approved by the final order.

The DIP Credit Facility is comprised of the following:  (i) a $250 million non-amortizing term loan; (ii) a $64 million revolving credit facility; and (iii) an $86 million revolving credit facility representing the “roll-up” of certain outstanding secured amounts owed to lenders under the prior 2007 Credit Facility who made commitments under the DIP Credit Facility.  In addition, a sub-facility for letters of credit (“Letters of Credit”) in an aggregate amount of $50 million was available under the unused commitments of the revolving credit facilities.

On July 13, 2009, the Company and the parties to the DIP Credit Facility entered into Amendment No. 2 to the DIP Credit Facility subject to approvals by the Bankruptcy Court and the Company’s Board of Directors which approvals were obtained on July 14 and July 15, 2009, respectively.  Amendment No. 2 amended the DIP Credit Facility to provide for, among other things, an option by the Company to extend the maturity of the DIP Credit Facility for two consecutive three month periods subject to the satisfaction of certain conditions.  Prior to Amendment No. 2, the DIP Credit Facility matured on the earlier of 364 days from the first borrowing, the effective date of a Plan or the date of termination in whole of the Commitments (as defined in the DIP Credit Facility).

On January 15, 2010, the Company entered into Amendment No. 3 of the DIP Credit Facility that provided for, among other things, the consent of our DIP lenders to the sale of the PVC additives business.

On February 9, 2010, the Bankruptcy Court gave interim approval of the Amended and Restated DIP Credit Agreement by and among the Debtors, Citibank N.A. and the other lenders party thereto.  The Amended and Restated DIP Credit Agreement provides for a first priority and priming secured revolving and term loan credit commitment of up to an aggregate of $450 million.  The Amended and Restated DIP Credit Agreement consists of a $300 million term loan and a $150 million revolving credit facility.  The proceeds of the term loan under the Amended and Restated DIP Credit Agreement were used to, among other things, refinance the obligations outstanding under the DIP Credit Facility and provide working capital for general corporate purposes.  The Amended and Restated DIP Credit Agreement provided a substantial reduction in the Company’s financing costs through interest rate reductions and avoidance of the extension fees that would have been payable under the DIP Credit Facility in February and May 2010.  The Amended and Restated DIP Credit Agreement closed on February 12, 2010 with the drawings of the $300 million term loan.  On February 18, 2010, the Bankruptcy Court entered a final order providing full access to the Amended and Restated DIP Credit Agreement.  The Amended and Restated DIP Credit Agreement matures on the earlier of 364 days after the closing, the effective date of a Plan or the date of termination in whole of the Commitments (as defined in the Amended and Restated DIP Credit Agreement).

The Amended and Restated DIP Credit Agreement, as did the DIP Credit Facility, is secured by a super-priority lien on substantially all of the Company’s U.S. assets, including (i) cash; (ii) accounts receivable; (iii) inventory; (iv) machinery, plant and equipment; (v) intellectual property; (vi) pledges of the equity of first tier subsidiaries; and (vii) pledges of debt and other instruments.

Availability of credit under the Amended and Restated DIP Credit Agreement, as did the DIP Credit Facility, is equal to (i) the lesser of (a) the Borrowing Base (as defined below) and (b) the effective commitments under the DIP Credit Facility minus (ii) the aggregate amount of the DIP Loans and any undrawn or unreimbursed Letters of Credit.  Borrowing Base is the sum of (i) 80% of the Debtors’ eligible accounts receivable, plus (ii) the lesser of (a) 85% of the net orderly liquidation value percentage (as defined in the DIP Credit Facility) of the Debtors’ eligible inventory and (b) 75% of the cost of the Debtors’ eligible inventory, plus (iii) $275 million ($125 million under the DIP Credit Facility), less certain reserves determined in the discretion of the Administrative Agent to preserve and protect the value of the collateral.  As of December 31, 2009, extensions of credit outstanding under the DIP Credit Facility consisted of the $250 million term loan and Letters of Credit of $19 million.

Borrowings under the DIP Credit Facility term loans and the $64 million revolving facility bore interest at a rate per annum equal to, at the Company’s election, (i) 6.5% plus the Base Rate (defined as the higher of (a) 4%; (b) Citibank N.A.’s published rate; or (c) the Federal Funds rate plus 0.5%) or (ii) 7.5% plus the Eurodollar Rate (defined as the higher of (a) 3% or (b) the current LIBOR rate adjusted for reserve requirements).  Borrowings under the $86 million revolving facility bore interest at a rate per annum equal to, at the Company’s election, (i) 2.5% plus the Base Rate or (ii) 3.5% plus the Eurodollar Rate.  Additionally, the Company paid an unused commitment fee of 1.5% per annum on the average daily unused portion of the revolving facilities and a letter of credit fee on the average daily balance of the maximum daily amount available to be drawn under Letters of Credit equal to the applicable margin above the Eurodollar Rate applicable for borrowings under the applicable revolving DIP Credit Facility.  Certain fees were payable to the lenders upon the reduction or termination of the commitment and upon the substantial consummation of a Plan as defined in the DIP Credit Facility including an exit fee payable to the Lenders of 2% of “roll-up” commitments and 3% of all other commitments.  These fees were paid upon the funding of the term loan under the Amended and Restated DIP Credit Agreement.

Borrowings under the Amended and Restated DIP Credit Agreement term loan bear interest at a rate per annum equal to, at the Company’s election, (i) 3.0% plus the Base Rate (defined as the higher of (a) 3%; (b) Citibank N.A.’s published rate; or (c) the Federal Funds rate plus 0.5%) or (ii) 4.0% plus the Eurodollar Rate (defined as the higher of (a) 2% or (b) the current LIBOR rate adjusted for reserve requirements).  Borrowings under the $150 million revolving facility bear interest at a rate per annum equal to, at the Company’s election, (i) 3.25% plus the Base Rate or (ii) 4.25% plus the Eurodollar Rate.  Additionally, the Company pays an unused commitment fee of 1.0% per annum on the average daily unused portion of the revolving facilities and a letter of credit fee on the average daily balance of the maximum daily amount available to be drawn under Letters of Credit equal to the applicable margin above the Eurodollar Rate applicable for borrowings under the applicable revolving 2007 Credit Facility.

The obligations of the Company as borrower under the Amended and Restated DIP Credit Agreement, as did the DIP Credit Facility, are guaranteed by the Company’s U.S. subsidiaries who are Debtors in the Chapter 11 cases, which, together with the Company, own substantially all of the Company’s U.S. assets.  The obligations must also be guaranteed by each of the Company’s subsidiaries that become party to the Chapter 11 cases, subject to specified exceptions.

All amounts owing by the Company and the guarantors under the Amended and Restated DIP Credit Agreement, as did the DIP Credit Facility, and certain hedging arrangements and cash management services are secured, subject to a carve-out as set forth in the Amended and Restated DIP Credit Agreement (the “Carve-Out”), for professional fees and expenses (as well as other fees and expenses customarily subject to such Carve-Out), by (i) a first priority perfected pledge of (a) all notes owned by the Company and the guarantors and (b) all capital stock owned by the Company and the guarantors (subject to certain exceptions relating to their respective foreign subsidiaries) and (ii) a first priority perfected security interest in all other assets owned by the Company and the guarantors, in each case, junior only to liens as set forth in the Amended and Restated DIP Credit Agreement and the Carve-Out.

The Amended and Restated DIP Credit Agreement, as did the DIP Credit Facility, requires the Company to meet certain financial covenants including the following: (a) minimum cumulative monthly earnings before interest, taxes, and depreciation (“EBITDA”), after certain adjustments, on a consolidated basis; (b) a maximum variance of the weekly cumulative cash flows of the Debtors, compared to an agreed upon forecast; (c) minimum borrowing availability of $20 million; and (d) maximum quarterly capital expenditures.  In addition, the Amended and Restated DIP Credit Agreement contains covenants which, among other things, limit the incurrence of additional debt, operating leases, issuance of capital stock, issuance of guarantees, liens, investments, disposition of assets, dividends, certain payments, mergers, change of business, transactions with affiliates, prepayments of debt, repurchases of stock and redemptions of certain other indebtedness and other matters customarily restricted in such agreements.  As of December 31, 2009, the Company was in compliance with the covenant requirements of the DIP Credit Facility.

The Amended and Restated DIP Credit Agreement contains events of default, including, among others, payment defaults and breaches of representations and warranties (such as non-compliance with covenants and the existence of a material adverse effect (as defined in the agreement)).

Other Debt Obligations

The Chapter 11 filing constituted an event of default under, or otherwise triggered repayment obligations with respect to, several of the debt instruments and agreements relating to direct and indirect financial obligations of the Debtors (collectively “Pre-petition Debt”).  All obligations under the Pre-petition Debt have become automatically and immediately due and payable.  The Debtors believe that any efforts to enforce the payment obligations under the Pre-petition Debt have been stayed as a result of the Chapter 11 cases.  As a result, interest accruals and payments for the unsecured Pre-petition Debt have ceased as of the petition date.  The amount of contractual interest expense not recorded in 2009 was approximately $63 million.  The Pre-petition Debt as of December 31, 2009 consisted of $500 million of 2016 Notes, $370 million of 2009 Notes, $150 million of 2026 Debentures (collectively the “Notes”), $152 million due in 2010 under the 2007 Credit Facility and $3 million of other borrowings.  Pursuant to the final order of the Bankruptcy Court approving the DIP Credit Facility, the Debtors have acknowledged the pre-petition secured indebtedness associated with the 2007 Credit Facility to be no less than $139 million (now $53 million after the “roll-up” in connection with the Company’s entry into the DIP Credit Facility).

The 2007 Credit Facility is guaranteed by certain U.S. subsidiaries of the Company (the “Domestic Subsidiary Guarantors”).  Pursuant to a 2007 Credit Facility covenant, the Company and the Domestic Subsidiary Guarantors were, in June of 2007, required to provide a security interest in the equity of their first tier subsidiaries (limited to 66% of the voting stock of first-tier foreign subsidiaries).  Under the terms of the indentures for the Notes, the Company was required to provide security for the Notes on an equal and ratable basis if (and for so long as) the principal amount of secured debt exceeded certain thresholds related to the Company’s assets.  The thresholds varied under each of the indentures.  In order to avoid having the Notes become equally and ratably secured with the 2007 Credit Facility obligations, the lenders agreed to limit the amount secured by the pledged equity to the maximum amount that would not require the Notes to become equally and ratably secured (the “Maximum Amount”).  In connection with the amendment and waiver agreement dated December 30, 2008, the Company and the Domestic Subsidiary Guarantors entered into a Second Amended and Restated Pledge and Security Agreement.  In addition to the prior pledge of equity granted to secure the 2007 Credit Facility obligations, the Company and the Domestic Subsidiary Guarantors granted a security interest in their inventory.  The value of this security interest continues to be limited to the Maximum Amount.

Prior to December 30, 2008, borrowings under the 2007 Credit Facility incurred interest at the EURIBO Rate (as defined in the 2007 Credit Facility agreement) plus a margin ranging from 0% to 1.6%.  A facility fee was payable on unused commitments at a rate ranging from 0.125% to 0.4%.  During the waiver period, the margin added to calculate interest rates increased from 0.60% to 2.60% per annum for base rate advances and from 1.60% to 3.60% per annum for EURIBO Rate advances.  Additionally, the unused commitment fee increased from 0.40% to 1.00% per annum.

Borrowings under the 2007 Credit Facility at December 31, 2009 were $152 million.  During the second quarter of 2009, borrowings under the 2007 Credit Facility were reduced by $86 million following the entry of the final order of the DIP Credit Facility by the Bankruptcy Court approving the “roll-up” of these advances.  Further, following the drawing of certain letters of credit issued under the 2007 Credit Facility, borrowings increased during 2009 by $49 million.

The Company has standby letters of credit and guarantees with various financial institutions the majority of which were issued under the 2007 Credit Facility.  Any additional drawings of letter of credits issued under the 2007 Credit Facility will be classified as liabilities subject to compromise in the Consolidated Balance Sheet.  At December 31, 2009, the Company had $52 million of outstanding letters of credit and guarantees primarily related to liabilities for environmental remediation, vendor deposits, insurance obligations and European value added tax obligations.  The outstanding letters of credit include $33 million issued under the 2007 Credit Facility and are pre-petition liabilities and $19 million issued under the DIP Credit Facility letter of credit sub-facility.  The Company also had $17 million of third party guarantees at December 31, 2009 for which it has reserved $2 million at December 31, 2009, which represents the probability weighted fair value of these guarantees.

Maturities

At December 31, 2009, the scheduled maturities of debt not subject to compromise primarily related to borrowings under the DIP Credit Facility are as follows: 2010 - $252 million; 2011 - $0 million; 2012 - $1 million; 2013 - $0 million; 2014 - $1 million and thereafter $0 million.

The Amended and Restated DIP Credit Agreement closed on February 12, 2010 with the drawing of the $300 million term loan.  The proceeds from the term loan under the Amended and Restated DIP Credit Agreement were used among other things, to refinance the obligations outstanding under the DIP Credit Facility and provide working capital for general corporate purposes.  The Amended and Restated DIP Credit Agreement matures on the earlier of 364 days after the closing, the effective date of a Plan or the date of termination in whole of the Commitments (as defined in the Amended and Restated DIP Credit Agreement).

Debt maturities exclude $1,175 million of liabilities subject to compromise as the Company cannot accurately forecast the future level and timing of the repayments given the inherent uncertainties associated with the Chapter 11 cases.

12) LEASES

At December 31, 2009, minimum rental commitments, primarily for buildings, land and equipment under non-cancelable operating leases, net of sublease income, amounted to $16 million (2010), $10 million (2011), $8 million (2012), $6 million (2013), $5 million (2014), $32 million (2015 and thereafter) and $77 million in the aggregate.  Sublease income is not significant in future periods.  Rental expenses under operating leases were $31 million (2009), $31 million (2008), and $34 million (2007), net of sublease income of $1 million (2008) and $10 million (2007).

Future minimum rental commitments exclude real property leases that have been rejected with Bankruptcy Court approval on or before December 31, 2009.

Future minimum lease payments under capital leases at December 31, 2009 were not significant.

Real estate taxes, insurance and maintenance expenses generally are obligations of the Company and, accordingly, are not included as part of rental payments.  It is expected that in the normal course of business, leases that expire will be renewed or replaced by similar leases.

13) INCOME TAXES

The components of earnings (loss) from continuing operations before income taxes and the income tax provision (benefit) are as follows:

(In millions)	2009	2008	2007

Pre-tax (Loss) Earnings from Continuing Operations:
Domestic	$(206)	$(698)	$(78)
Foreign	(10)	(286)	32
	$(216)	$(984)	$(46)

Income Tax Provision (Benefit)
Domestic
Current	$(3)	$4	$(5)
Deferred	(22)	(82)	(7)
	$(25)	$(78)	$(12)
Foreign
Current	$13	$41	$28
Deferred	22	8	(16)
	$35	$49	$12
Total
Current	$10	$45	$23
Deferred	-	(74)	(23)
	$10	$(29)	$-

The provision (benefit) for income taxes from continuing operations differs from the Federal statutory rate for the following reasons:

(In millions)	2009	2008	2007
Income tax benefit at the U.S. statutory rate	$(76)	$(344)	$(16)
Antitrust legal settlements	1	2	4
Foreign rate differential	22	17	1
State income taxes, net of federal benefit	1	(1)	7
Tax audit settlements	-	-	12
Valuation allowances	100	44	(1)
U.S. tax on foreign earnings	(1)	(11)	28
Nondeductible reorganizational expenses	15	-	-
Nondeductible expenses / (nonincludable income), other	(1)	(3)	1
Post-petition interest expense	(22)	-	-
Goodwill	-	291	-
Income tax credits	(7)	1	(4)
Tax law changes	-	(1)	(10)
Surrender of insurance policies	-	-	7
Taxes attributable to prior periods	(21)	(15)	(26)
Other, net	(1)	(9)	(3)
Actual income tax provision (benefit)	$10	$(29)	$-

Deferred taxes are recorded based on differences between the book and tax basis of assets and liabilities using currently enacted tax rates and regulations. The components of the deferred tax assets and liabilities are as follows:

(In millions)	2009	2008
Deferred tax assets:
Pension and other post-retirement liabilities	$211	$203
Net operating loss carryforwards	229	168
Other accruals	58	77
Tax credit carryforwards	77	72
Accruals for environmental remediation	38	31
Inventories and other	31	23
Financial instruments	3	6
Total deferred tax assets	647	580
Valuation allowance	(380)	(191)
Net deferred tax assets after valuation allowance	267	389

Deferred tax liabilities:
Foreign earnings of subsidiaries	(153)	(178)
Property, plant and equipment	(67)	(108)
Intangibles	(32)	(18)
Other	(17)	(94)
Total deferred tax liabilities	(269)	(398)
Net deferred tax liability after valuation allowance	$(2)	$(9)

Net current and non-current deferred taxes from each tax jurisdiction are included in the following accounts:

(In millions)	2009	2008
Net current deferred taxes
Other current assets	$27	$10
Other current liabilities	-	(34)
Net non-current deferred taxes
Other assets	59	58
Other liabilities	(62)	(43)
Liabilities subject to compromise	(26)	-

The Company had valuation allowances related to U.S. operations of $310 million, $153 million and $69 million at December 31, 2009, 2008 and 2007, respectively.  The Company had valuation allowances related to foreign operations of $70 million, $38 million and $17 million at December 31, 2009, 2008 and 2007, respectively.  A valuation allowance has been provided for deferred tax assets where it is more likely than not these assets will expire before the Company is able to realize their benefit.  Of the $189 million change in the total valuation allowance during 2009, $142 million was recorded to the income tax provision in the Consolidated Statements of Operations and $47 million was recorded to other comprehensive income in the Consolidated Balance Sheet.  Of the $105 million change in the total valuation allowance during 2008 $44 million was recorded to the income tax provision in the Consolidated Statements of Operations and $56 million and $5 million was recorded to other comprehensive income and goodwill, respectively, in the Consolidated Balance Sheet.  The change in the valuation allowance was primarily related to management’s determination that the realization of its deferred tax assets is not more likely then not.  This valuation allowance will be maintained until it is more likely than not that remaining deferred assets will be realized.  When this occurs, the Company’s income tax expense will be reduced by a decrease in its valuation allowance, which could have a significant impact on the Company’s future earnings.

At December 31, 2009, the Company had gross federal, state, and foreign net operating loss (“NOL”) carryforwards of $385 million, $960 million, and $435 million, respectively.  The Company also had federal and state tax credit carryforwards of $74 million and $3 million, respectively.  State and foreign NOL’s and credits expire 2010-2029, federal credits expire 2010-2029 and federal NOL’s expire 2022-2029.

At December 31, 2008, the Company had gross federal, state, and foreign NOL carryforwards of $245 million, $812 million and $169 million, respectively.  The Company also has federal and state tax credits carry forwards of $68 million and $3 million, respectively.

The Company considers earnings of certain foreign subsidiaries to be indefinitely invested in their operations.  At December 31, 2009, such earnings amounted to $490 million.

The Company also has not recognized a deferred tax liability for the difference between the book basis and tax basis of investments in the common stock of foreign subsidiaries.  Such differences relate primarily to the unremitted earnings of both Witco’s and Great Lakes’ foreign subsidiaries prior to their mergers with the Company.  The basis difference in subsidiaries of Witco, acquired on September 1, 1999, is approximately $238 million and the basis difference in subsidiaries of Great Lakes, acquired on July 1, 2005, is approximately $67 million.  Estimating the tax liability that would arise if these earnings were repatriated is not practicable at this time.

During the year ended December 31, 2008, the Company recorded an increase to its liability for unrecognized tax benefits of approximately $19 million.  During the year ended December 31, 2009, the Company recorded a decrease to its liability for unrecognized tax benefits of approximately $9 million.  In accordance with ASC 740, the Company recognizes interest and penalties related to unrecognized tax benefits as a component of income tax expense.

The beginning and ending amount of unrecognized tax benefits reconciles as follows:

(In millions)	2009	2008	2007
Balance, January 1	$85	$66	$56

Gross increases for tax positions taken during current year	2	16	-
Gross increases for tax positions taken during a prior period	45	29	21
Gross decreases for tax positions taken during a prior period	(44)	(12)	(10)
Gross decreases due to bankruptcy claims adjustment	(5)	-	-
Decreases from the expiration of the statute of limitations	(1)	(7)	(1)
Settlements / payments	(8)	(5)	-
Foreign currency impact	2	(2)	-
Balance, December 31	$76	$85	$66

The Company recognized $1 million, $3 million and $4 million of interest related to unrecognized tax benefits within tax expense in its Consolidated Statements of Operations in 2009, 2008 and 2007, respectively.  The Company also recognized in its Consolidated Balance Sheets at December 31, 2009 and 2008 a total amount of $12 million and $11 million of interest, respectively, related to unrecognized tax benefits.

The Company and its subsidiaries file income tax returns in the U.S., various U.S. states and certain foreign jurisdictions.  The Company has completed its federal examination through December 31, 2005.  The tax years 2006-2008 remain open to examination.

Foreign and United States jurisdictions have statutes of limitations generally ranging from 3 to 5 years.  The Company has a number of state, local and foreign examinations currently in process.  Major foreign exams in process include Canada, the Netherlands and the United Kingdom.

The Company believes it is reasonably possible that its unrecognized tax benefits may decrease by less than $1 million within the next year.  This reduction may occur due to the statute of limitations expirations or conclusion of examinations by tax authorities.  The Company further expects that the amount of unrecognized tax benefits will continue to change as the result of ongoing operations, the outcomes of audits, and the expiration of the statute of limitations.  This change is not expected to have a significant impact on the results of operations or the financial condition of the Company.

14) EARNINGS (LOSS) PER COMMON SHARE AND CAPITAL STOCK

The computation of basic earnings (loss) per common share is based on the weighted average number of common shares outstanding.  The computation of diluted earnings (loss) per common share is based on the weighted average number of common and common share equivalents outstanding.  The computation of diluted earnings (loss) per share equals the basic earnings (loss) per common share calculation since common stock equivalents were antidilutive due to losses from continuing operations.  The Company had no common stock equivalents in 2009 and 2008 for purposes of computing diluted earnings (loss) per share.   Common stock equivalents amounted to 0.5 million in 2007.

The weighted average common shares outstanding are 242.9 million, 242.3 million and 241.6 million for the years ended December 31, 2009, 2008 and 2007, respectively.

The shares of common stock underlying the Company’s outstanding stock options of 6.8 million, 12.7 million and 6.3 million at December 31, 2009, 2008 and 2007, respectively, were excluded from the calculation of diluted earnings (loss) per share because the exercise prices of the stock options were greater than or equal to the average price of the common shares as of such dates.  These options could be dilutive if the average share price increases and is greater than the exercise price of these options.  The Company’s performance-based restricted stock units (“RSUs”) of 0.5 million, 1.2 million and 1.5 million at December 31, 2009, 2008 and 2007, respectively, were also excluded from the calculation of diluted earnings (loss) per share because the specified performance criteria for the vesting of these RSUs had not yet been met.  These RSUs could be dilutive in the future if the specified performance criteria are met.

The Company is authorized to issue 500 million shares of $0.01 par value common stock.  There were 254.4 million and 254.1 million shares issued at December 31, 2009 and 2008, respectively, of which 11.5 million were held as treasury stock at December 31, 2009 and 2008.

The Company is authorized to issue 0.3 million shares of $0.10 par value preferred stock, none of which are outstanding.  On September 3, 1999, the Company declared a dividend distribution of one Preferred Share Purchase Right (“Rights”) on each outstanding share of common stock.  These Rights entitle stockholders to purchase one one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $100.  The Rights are only exercisable if a person or group acquires 15% or more of the Company’s common stock or announces a tender offer which, if successful, would result in ownership of 15% or more of the Company’s common stock.

15) ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME

An analysis of the Company’s comprehensive (loss) income for the years ended 2009, 2008 and 2007 are as follows:

(In millions)	2009	2008	2007
Net (loss) earnings	$(292)	$(971)	$5
Other comprehensive (loss) income, net of tax:

Foreign currency translation adjustments	51	(191)	144
Unrecognized pension and other post-retirement benefit costs	(78)	(186)	53
Change in fair value of derivatives	1	(1)	7
Comprehensive (loss) income	(318)	(1,349)	209
Comprehensive income attributable to the non-controlling interest	(1)	-	(10)
Comprehensive (loss) income attributable to Chemtura Corporation	$(319)	$(1,349)	$199

The components of accumulated other comprehensive loss, net of tax at December 31, 2009 and 2008 is as follows:

(In millions)	2009	2008
Foreign currency translation adjustment	$114	$63
Unrecognized pension and other post retirement benefit costs	(348)	(270)
Change in fair value of derivatives	-	(1)
Accumulated other comprehensive (loss) income	$(234)	$(208)

Reclassifications from other comprehensive (loss) income to COGS related to the Company’s natural gas price swap contracts aggregated to a $2 million pre-tax loss, $1 million pre-tax loss and $10 million pre-tax loss during 2009, 2008 and 2007, respectively.

16) STOCK INCENTIVE PLANS

The Company utilizes various employee stock-based compensation plans.  Awards under these plans are granted to eligible officers, management employees and non-employee directors.  Awards may be made in the form of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and/or RSUs.  Under the plans, the Company issues additional shares of common stock upon the exercise of stock options or the vesting of RSUs.

All future issuances of shares of common stock under the Company’s stock-based compensation plans have been postponed as a result of the Chapter 11 cases.  Accordingly, the Company urges that appropriate caution be exercised with respect to existing and future investments in any of these securities.  Although the shares of the Company’s common stock continue to trade on the Pink Sheets, the trading prices may have little or no relationship to the actual recovery, if any, by the holders under any eventual Bankruptcy Court-approved Plan.  The opportunity for any recovery by holders of the Company’s common stock under such Plan is uncertain as all creditors’ claims must be met in full, with interest before value can be attributed to the common stock and, therefore, the shares of the Company’s common stock and certain employee stock based compensation plans, may be cancelled without any compensation pursuant to such Plan.

Description of the Plans

The Company has five plans that have been utilized to issue stock-based compensation awards to officers, management employees and non-employee directors, the 1988 Long-Term Incentive Plan (“1988 Plan”), the 1993 Stock Option Plan for Non-Employee Directors (“1993 Stock Option Plan”), the 1998 Long-Term Incentive Plan (“1998 Plan”), the 2001 Employee Stock Option Plan (“2001 Plan”) and the 2006 Chemtura Corporation Long-Term Incentive Plan (“2006 Plan”).  The 1988 Plan, the 1993 Stock Option Plan, the 1998 Plan and the 2001 Plan are closed to future equity grants.  The 2006 Plan permits the grant of various forms of stock-based compensation awards, including among other things, incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and RSUs.  The 2006 Plan provides for the issuance of a maximum of 10.5 million shares, of which 4.0 million have been granted.  Shares granted under the 2006 Plan pursuant to awards other than stock options and stock appreciation rights are limited to one-third of the total maximum number of shares available for award under the 2006 Plan.  Non-qualified and incentive stock options may be granted under the 2006 plan at prices equal to the fair market value of the underlying common shares on the date of the grant.  All outstanding stock options will expire not more than ten years from the date of the grant.

On July 27, 2009, the Organization, Compensation and Governance Committee of the Board of Directors (the “Committee”) adopted the Emergence Incentive Plan (“EIP”), subject to the approval of the Bankruptcy Court, which approval was received on July 28, 2009.  The EIP provides the opportunity for participants to earn an award that will be granted upon the Company’s emergence from Chapter 11 in the form of time-based RSUs and/or stock options, if feasible, and/or in cash.  The form of consideration will be determined by the Company’s Board of Directors upon emergence from Chapter 11.  The number of employees included in the EIP and the size of the award pool are based upon specific consolidated EBITDA levels achieved during the twelve month period that will immediately precede the Company’s emergence from Chapter 11.  The maximum award pool could amount to $17 million.  No awards have been granted under the EIP since the Company has not emerged from Chapter 11.

Total stock-based compensation expense, including amounts for RSUs and stock options, was $3 million, $5 million and $10 million for the years ended December 31, 2009, 2008 and 2007, respectively.  Stock-based compensation expense was primarily reported in SG&A.  Approximately 80% of the compensation expense related to stock options was allocated to the operating segments in 2009, 2008 and 2007.  All other stock-based compensation expense has been allocated to Corporate.

Stock Option Plans

In February 2008 and December 2008, the Company’s Board of Directors approved the grant of stock options covering 2.7 million and 0.3 million shares, respectively, with an exercise price equal to the fair market value of the underlying common stock at the date of grant. These options vest ratably over a four year period.

In February 2007 and April 2007 the Board of Directors approved the grant of stock options covering 1.7 million and 0.1 million shares, respectively, with an exercise price equal to the fair market value of the underlying common stock at the date of grant.  These options vest ratably over a four year period.

The Company uses the Black-Scholes option-pricing model to determine the compensation expense related to stock options.  The Company has elected to recognize compensation cost for stock option awards granted equally over the requisite service period for each separately vesting tranche, as if multiple awards were granted.  Using this method, the weighted average fair value of stock options granted during the years ended December 31, 2008 and 2007 was $3.38 and $5.40, respectively.  No stock options were granted in 2009. The Black-Scholes option-pricing model requires the use of various assumptions.  The following table presents the weighted average assumptions used:

	Year Ended December 31,
	2009	2008	2007
Dividend yield	N/A	2.3%	1.7%
Expected volatility	N/A	46%	48%
Risk-free interest rate	N/A	3.2%	4.6%
Expected life (in years)	N/A	6	6

The weighted average expected life of six years for the 2008 and 2007 grants reflects the simplified method, which defines the expected life as the average of the contractual term of the options and the weighted average vesting period for all option tranches. The Company continues to use the simplified method because there is insufficient data to develop a justifiable expected term.  Expected volatility for the 2008 and 2007 option grants is based primarily on historical volatility over the six years prior to the option grant date.

Changes during 2009, 2008 and 2007 in shares under option are summarized as follows:

				Weighted
				Average	Aggregate
				Remaining	Intrinsic
	Price Per Share		Shares	Contractual	Value
	Range	Average	(in millions)	Life	(in millions)
Outstanding at 1/1/07	$5.85-26.41	$11.77	15.2
Granted	7.54-12.06	11.95	1.9
Exercised	5.85-11.26	7.85	(0.9)		$3
Lapsed	5.85-26.41	16.56	(4.6)
Outstanding at 12/31/07	5.85-21.74	10.19	11.6	5.4	2
Granted	1.50-8.71	7.97	3.1
Exercised	5.85-8.34	8.13	(0.1)		-
Lapsed	5.85-21.74	11.27	(2.7)
Outstanding at 12/31/08	1.50-21.74	9.38	11.9	5.6	-
Lapsed	5.85-21.74	9.22	(5.5)
Outstanding at 12/31/09	$1.50-15.89	$9.52	6.4	5.7	$-

Exercisable at 12/31/07	$5.85-21.74	$9.71	8.7
Exercisable at 12/31/08	$5.85-21.74	$9.54	8.2
Exercisable at 12/31/09	$1.50-15.89	$10.05	4.4	4.6	$-

During the year ended December 31, 2009 and 2008, the Company had 6.5 million and 5.4 million shares available for grant respectively.

Total remaining unrecognized compensation cost associated with unvested stock options at December 31, 2009 was $2 million, which will be recognized over the weighted average period of approximately one year.

Restricted Stock Plans

In February 2008, the Board of Directors granted long-term incentive awards of 0.4 million time-based RSUs, which will vest three and a half years from the date of grant.  The Board of Directors also granted in February 2008 long-term incentive awards in the form of performance-based RSU’S for the 2008 to 2010 performance period.  The RSUs vest on February 1, 2011 upon the achievement of certain levels of cumulative consolidated EBITDA during the three year performance period.  EBITDA is adjusted to exclude certain categories of income and expense as defined in the award.  The awards are for a maximum of 0.8 million shares.

In February 2007 and February 2008, 0.1 million RSUs were granted to non-employee directors, which are to be settled upon termination of service from the Board of Directors.

In February 2007, the Board of Directors granted long-term incentive awards of 0.1 million time-based RSUs, which vest three and a half years from the date of grant.  The Board of Directors also granted in February 2007 long-term incentive awards in the form of performance-based RSUs for the 2007 to 2009 performance period.  The RSUs vest upon the achievement of certain levels of cumulative, consolidated EBITDA during the three year performance period.  EBITDA is adjusted to exclude certain categories of income or expense as defined in the award.  The awards are for a maximum of 0.5 million shares.  In April 2007, the Board of Directors granted additional performance based RSUs for the 2007 to 2009 performance period for a maximum of 0.1 million shares.  The RSUs for the 2007 to 2009 performance period were cancelled as the performance criteria was not achieved.

In December 2007, the Board of Directors granted long-term incentive awards of 0.1 million time-based RSUs, which vest ratably on the first, second and third anniversary of the grant.

The fair value of RSUs without market conditions is determined based on the number of shares granted and the quoted closing price of the Company’s stock at the date of grant. To determine the fair value of RSUs with market conditions, the Company uses the Monte Carlo simulation method.  The Company’s determination of the fair value of RSUs with market conditions on the date of grant is affected by its stock price as well as assumptions regarding a number of highly complex and subjective variables, including expected volatility and risk-free interest rate.  If other reasonable assumptions are used, the results may differ.

The fair value of all RSUs with market conditions is amortized on a straight-line vesting basis over the derived service periods.  In the case of accelerated vesting based on the market performance of the Company’s common stock, the compensation costs related to the vested awards that have not previously been amortized are recognized upon vesting.

RSUs award activity for the years ended December 31, 2009, 2008 and 2007 is as follows:

		Weighted
		Average	Aggregate
	Shares	Grant Date	Fair Value
	(in millions)	Fair Value	(in millions)
Unvested RSU awards, January 1, 2007	2.3	$8.70
Granted	1.0	11.25
Vested	(0.4)	9.69	$3
Canceled or expired	(0.7)	10.21
Unvested RSU awards, December 31, 2007	2.2	9.24	17
Granted	1.3	8.57
Vested	(0.4)	11.55	2
Canceled or expired	(1.1)	8.90
Unvested RSU awards, December 31, 2008	2.0	8.58	3
Canceled or expired	(0.8)	7.00
Unvested RSU awards, December 31, 2009	1.2	$9.51	$2

Total remaining unrecognized compensation expense associated with unvested RSUs at December 31, 2009 was $1 million, which will be recognized over the weighted average period of approximately one year.

Tax Benefits of Stock-Based Compensation Plans

Prior to the adoption ASC 718, any benefit the Company received from tax deductions resulting from the exercise of stock options and RSUs was presented in the cash flow from operations section of the Consolidated Statements of Cash Flows. ASC 718 requires the benefits of tax deductions in excess of grant-date fair value be presented in the cash flow from financing section of the Consolidated Statements of Cash Flows.  The Company did not obtain any cash tax benefit associated with shares exercised during the year ended December 31, 2009, 2008 and 2007 as the Company’s taxable income has been offset by net operating loss carry forwards and foreign tax credits. Cash proceeds received from option exercises during the years ended December 31, 2008 and 2007 were $1 million and $7 million, respectively.

The Company has an Employee Stock Purchase Plan (“ESPP”).  The ESPP permits eligible employees to annually elect to have up to 10% of their compensation withheld for the purchase of shares of the Company’s common stock at 85% of the average of the high and low sale prices on the date of purchase, up to a maximum of twenty five thousand dollars.  As of December 31, 2009, 0.5 million shares of common stock were available for future issuance under the ESPP.  The ESPP was suspended upon the Company’s Chapter 11 filing.

17) PENSION AND OTHER POST-RETIREMENT PLANS

The Company has several defined benefit and defined contribution pension plans covering substantially all of its domestic employees and certain international employees.  Benefits under the defined benefit plans are primarily based on the employees’ years of service and compensation during employment.  Effective January 1, 2006, the Company eliminated future earnings benefits to participants of its domestic defined benefit plans for non-bargained employees. All active non-bargained employees would subsequently earn benefits under defined contribution plans for all service incurred on or after January 1, 2006. The Company’s funding policy for the defined benefit plans is based on contributions at the minimum annual amounts required by law plus such amounts as the Company may deem appropriate.  Contributions for the defined contribution plans are determined as a percentage of the covered employee’s salary.  Plan assets consist of publicly traded securities and investments in commingled funds administered by independent investment advisors.

International employees are covered by various pension benefit arrangements, some of which are considered to be defined benefit plans for financial reporting purposes.  Assets of these plans are comprised primarily of equity investments, fixed-income investments and insurance contracts.  Benefits under these plans are primarily based upon levels of compensation.  Funding policies are based on legal requirements, tax considerations and local practices.

The Company also provides health and life insurance benefits for substantially all of its active domestic employees and certain retired and international employees.  These plans are generally not prefunded and are paid by the Company as incurred.

The Company adopted the balance sheet recognition provisions of ASC 715 as of December 31, 2006.  The Company adopted the change to the December 31 measurement date (from November) in 2008 and adjusted beginning retained earnings by $1 million before tax ($1 million net of taxes) as of January 1, 2008 accordingly.

Benefit Obligations

	Defined Benefit Pension Plans
	Qualified		International and				Post-Retirement
	Domestic Plans		Non-Qualified Plans				Health Care Plans
(In millions)	2009	2008	2009		2008		2009	2008
Change in projected benefit obligation:
Projected benefit obligation at beginning of year	$826	$817	$366		$488		$155	$157
Effect of change in asset measurement date	-	(1)	-		1		-	-
Service cost	1	1	3		4		1	1
Interest cost	50	49	22		25		8	9
Plan participants' contributions	-	-	1		1		-	-
Actuarial (gains) losses	57	19	23		(20)		9	6
Foreign currency exchange rate	-	-	30		(97)		2	(4)
Benefits paid	(60)	(59)	(21)		(21)		(16)	(14)
Plan amendments	-	-	-		-		(9)	-
Curtailments	-	-	-		(6)	(a)	-	-
Settlements	-	-	(3)	(b)	(9)	(b)	-	-
Projected benefit obligation at end of year	$874	$826	$421		$366		$150	$155

Accumulated benefit obligation at end of year	$873	$824	$410		$355

Weighted-average year-end assumptions used to determine benefit obligations:
Discount rate	5.70%	6.00%	5.56%		5.82%		5.44%	6.01%
Rate of compensation increase	4.00%	4.00%	3.20%		3.17%
Rate of increase in the per capita cost of covered health care benefits							7.73%	7.64%

(a)	A curtailment for international non-qualified plans was incurred due to the elimination of future benefit accruals for plans.
(b)	Settlements are related to the impact of the Company’s restructuring programs on affected employees.

A 7.73% weighted-average rate of increase in the per capita cost of covered health care benefits was assumed for the accumulated post-retirement benefit obligation as of December 31, 2009.  The rate was assumed to decrease gradually to a weighted average rate of 5.0% over approximately the next 6 to 10 years.  Assumed health care cost trend rates have a significant effect on the post-retirement benefit obligation reported for the health care plans.  A one percentage point increase in assumed health care cost trend rates would increase the accumulated post-retirement benefit obligation by $7 million for health care benefits as of December 31, 2009.  A one percentage point decrease in assumed health care cost trend rates would decrease the accumulated post-retirement benefit obligation by $6 million for health care benefits as of December 31, 2009.

Plan Assets

	Defined Benefit Pension Plans
	Qualified		International and				Post-Retirement
	Domestic Plans		Non-Qualified Plans				Health Care Plans
(In millions)	2009	2008	2009		2008		2009	2008
Change in plan assets:
Fair value of plan assets at beginning of year	$630	$773	$186		$297		$-	$-
Effect of change in asset measurement date	-	-	-		9		-	-
Actual return on plan assets	55	(90)	30		(44)		-	-
Foreign currency exchange rate changes	-	-	23		(69)		-	-
Employer contributions	-	6	13		22		15	14
Plan participants' contributions	-	-	1		1		-	-
Benefits paid	(60)	(59)	(20)		(21)		(15)	(14)
Settlements	-	-	(3)	(a)	(9)	(a)	-	-
Fair value of plan assets at end of year	$625	$630	$230		$186		$-	$-

(a)	Settlements are primarily related to the impact of the Company’s restructuring programs on affected employees.

The Company’s pension plan assets are managed by outside investment managers.  Assets are monitored monthly to ensure they are within the range of parameters as set forth by the Company.  The Company’s investment strategy with respect to pension assets is to achieve the expected rate of return within an acceptable or appropriate level of risk.  The Company’s investment strategy is designed to promote diversification, to moderate volatility and to attempt to balance the expected return with risk levels. The target allocations for qualified domestic plans are 50% equity securities, 45% fixed income securities and 5% to all other types of investments.  The target allocations for international pension plans are 62% equity securities, 36% fixed income securities and 2% to all other types of investments.  Equity securities include Chemtura’s common stock in the amount of $7 million as of December 31, 2008.  The Plans’ investment in Chemtura stock was sold during 2009.

The fair values of the Chemtura Corporation’s defined benefit pension plan assets at December 31, 2009, by asset category are as follows:

	Fair Value Measurements at December 31, 2009
	Defined Benefit Pension Plans
	Qualified Domestic Plans				International and Non-Qualified Plans
(In millions)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Equity securities:
U.S.equities (a)	$65	$65	$-	$-	$-	$-	$-	$-
International equities (a)	59	59	-	-	-	-	-	-
Pooled equity (b)	230	190	40	-	143	17	126	-
Preferred stock	1	-	1	-	-	-	-	-
Fixed income securities:
U.S. government bonds (c)	98	-	98	-	-	-	-	-
International government bonds (c)	-	-	-	-	1	-	1	-
U.S. corporate bonds (d)	125	-	125	-	-	-	-	-
International corporate bonds (d)	25	-	25	-	1	-	1	-
Pooled fixed income funds (e)	-	-	-	-	83	-	83	-
Private equity & other insturments (f)	-	-	-	-	1	-	-	1
Money market funds (g)	22	22	-	-	-	-	-	-
Cash & cash equivalents	-	-	-	-	1	1	-	-
	$625	$336	$289	$-	$230	$18	$211	$1

(a)
U.S. and international equities are comprised of shares of common stock in various sized U.S. and international companies from a diverse set of industries.  Common stock is valued at the closing price reported on the U.S. and international exchanges where the security is actively traded.

(b)
Pooled equity funds include mutual and collective funds that invest primarily in marketable equity securities of various sized companies in a diverse set of industries in various regions of the world.   Shares of publicly traded mutual funds are valued at the closing price reported on the U.S. and international exchanges where the underlying securities are actively traded.  Units of collective funds are valued at the per unit value determined by the fund manager, which in based on market price of the underlying securities.

(c)
U.S. and international government bonds include U.S. treasury, municipal and agency obligations and international government debt.  Such instruments are valued at quoted market prices for those instruments or on institutional bid valuations.

(d)
U.S. and international corporate bonds from a diverse set of industries and regions.  Such instruments are valued using similar securities in active markets and observable data or broker or dealer quotations.

(e)
Pooled fixed income funds are fixed income funds that invest primarily in corporate and government bonds.  Such instruments are valued using similar securities in active markets and observable data or broker or dealer quotations.

(f)
Private equity and other instruments include instruments for which there are significant unobservable inputs.  The decrease in the fair value of these assets was less than $1 million during 2009 and primarily relates to payments.

(g)	Money market funds primarily includes high-grade money market instruments with short maturities (less than 90 days).

Funded Status

The funded status at the end of the year, and the related amounts recognized on the statement of financial condition, are as follows:

	Defined Benefit Pension Plans
	Qualified		International and		Post-Retirement
	Domestic Plans		Non-Qualified Plans		Health Care Plans
(In millions)	2009	2008	2009	2008	2009	2008
Funded status, end of year:
Fair value of plan assets	$625	$630	$230	$186	$-	$-
Benefit obligations	874	826	421	366	150	155
Net amount recognized	$(249)	$(196)	$(191)	$(180)	$(150)	$(155)

Amounts recognized in the statement of financial position at the end of year consist of:
Noncurrent assets	$-	-	1	1	-	-
Current liability	-	-	(4)	(8)	(1)	(13)
Noncurrent liability	-	(192)	(135)	(151)	(16)	(142)
Liabilities subject to compromise	(244)	-	(29)	-	(133)	-
Liabilities of discontinued operations	(5)	(4)	(24)	(22)	-	-
Net amount recognized	$(249)	$(196)	$(191)	$(180)	$(150)	$(155)

Amounts recognized in accumulated other comprehensive loss consist of:
Net actuarial loss/(gain)	$343	$288	$63	$54	$50	$44
Prior service cost/(credit)	1	2	-	-	(42)	(39)
	$344	$290	$63	$54	$8	$5

The estimated amounts that will be amortized from accumulated other comprehensive loss into net periodic benefit cost in 2010 are as follows:

(In millions)	Qualified Domestic Plans	International and Non- Qualified Plans	Other Post- Retirement Health Care
Actuarial (gain)/loss	$7	$1	$3
Prior service (credit)/cost	-	-	(4)
Total	$7	$1	$(1)

The current liabilities positions are included in accrued expenses and liabilities of discontinued operations on the Company’s Consolidated Balance Sheets and the non-current liabilities positions are shown as pension and post-retirement health care liabilities. Domestic liabilities are included in liabilities subject to compromise and liabilities of discontinued operations.

The Company made no discretionary contributions to its domestic qualified pension plans in 2009 and $6 million of discretionary contributions in 2008. The Company’s funding assumptions for its domestic pension plans assume no significant change with regards to demographics, legislation, plan provisions, or actuarial assumptions or methods to determine the estimated funding requirements. The Pension Protection Act, which was passed in 2006, extends interest rate relief for qualified domestic pension plans until 2008, at which time a new methodology for determining required funding amounts will be phased in.  The Company contributed approximately $28 million and $20 million to its international pension, domestic non-qualified pension and post retirement plans in 2009 and 2008, respectively.  There were no discretionary payments for the international plans during 2009 and 2008.

The projected benefit obligation and fair value of plan assets for pension and post-retirement plans with a projected benefit obligation in excess of plan assets at December 31, 2009 and 2008 were as follows:

(In millions)	2009	2008
Projected benefit obligation in excess of plan assets at end of year:
Projected benefit obligation	$1,436	$1,339
Fair value of plan assets	845	808

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension and post-retirement plans with an accumulated benefit obligation in excess of plan assets at December 31, 2009 and 2008 were as follows:

(In millions)	2009	2008
Accumulated benefit obligation in excess of plan assets at end of year:
Projected benefit obligation	$1,286	$1,179
Accumulated benefit obligation	1,274	1,167
Fair value of plan assets	845	803

Expected Cash Flows

Information about the expected cash flows for the domestic qualified defined benefit plans, international and non-qualified defined benefit plans and post-retirement health care plans are as follows:

	Defined Benefit Pension Plans
(in millions)	Qualified Domestic Plans	International and Non-Qualified Plans	Post-Retirement Health Care Plans
Expected Employer Contributions:
2010	$-	$17	$14

Expected Benefit Payments (a):
2010	59	19	14
2011	58	19	14
2012	59	21	14
2013	59	22	13
2014	59	25	13
2015-2019	303	132	59

(a)
The expected benefit payments are based on the same assumptions used to measure the Company’s benefit obligation at the end of the year and include benefits attributable to estimated future employee service.

Net Periodic Cost

	Defined Benefit Pension Plans
	Qualified			International and			Post-Retirement
	Domestic Plans			Non-Qualified Plans			Health Care Plans
(In millions)	2009	2008	2007	2009	2008	2007	2009	2008	2007
Components of net periodic benefit cost (credit):

Service cost	$-	$1	$1	$3	$4	$7	$-	$1	$1
Interest cost	50	49	46	22	25	25	9	9	9
Expected return on plan assets	(56)	(63)	(62)	(18)	(21)	(20)	-	-	-
Amortization of prior service cost	-	-	-	-	-	-	(6)	-	-
Recognized actuarial (gains) losses	5	7	7	1	1	4	2	2	2
Curtailment gain recognized	-	-	-	-	(6)	(1)	-	(3)	(3)
Settlement loss recognized	-	-	-	-	2	-	-	-	-
Other	-	-	-	-	1	1	1	-	-
Net periodic benefit cost (credit)	$(1)	$(6)	$(8)	$8	$6	$16	$6	$9	$9

	Defined Benefit Plans
	Qualified			International and			Post-Retirement
	Domestic Plans			Non-Qualified Plans			Health Care Plans
	2009	2008	2007	2009	2008	2007	2009	2008	2007
Weighted-average assumptions used to determine net cost:

Discount rate	6.00%	6.00%	5.63%	5.90%	5.46%	4.68%	6.04%	5.87%	5.46%
Expected return on plan assets	7.75%	8.50%	8.50%	7.50%	7.50%	7.36%
Rate of compensation increase	4.00%	4.00%	4.00%	3.60%	3.22%	3.08%

The expected return on pension plan assets is based on our investment strategy, historical experience, and our expectations for long term rates of return.  The Company determines the long-term rate of return assumptions for the domestic and international pension plans based on its investment allocation between various asset classes.  The expected rate of return on plan assets is derived by applying the expected returns on various asset classes to the Company’s target asset allocation.  The expected returns are based on the expected performance of the various asset classes and are further supported by historical investment returns. The Company utilized a weighted average expected long-term rate of 7.75% on all domestic assets and a weighted average rate of 7.50% for the international plan assets for the year ended December 31, 2009.

Assumed health care cost trend rates have a significant effect on the service and interest cost components reported for the health care plans. A one percentage point increase in assumed health care cost trend rates increases the service and interest cost components of net periodic post-retirement health care benefit cost by less than $1 million for 2009.  A one percentage point decrease in assumed health care cost trend rates decreases the service and interest cost components of net periodic post-retirement health care benefit cost by less than $1 million for 2009.

The Company’s cost of its defined contribution plans was $13 million for 2009 and $18 million for 2008 and 2007.

18) DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The Company’s activities expose its earnings, cash flows and financial condition to a variety of market risks, including the effects of changes in foreign currency exchange rates, interest rates and energy prices.  The Company maintained a risk management strategy that used derivative instruments to mitigate risk against foreign currency movements and to manage energy price volatility.  In accordance with ASC Topic 815, Derivatives and Hedging (“ASC 815”), the Company recognizes in accumulated other comprehensive loss (“AOCL”) any changes in the fair value of all derivatives designated as cash flow hedging instruments.  The Company does not enter into derivative instruments for trading or speculative purposes.

The Company used price swap contracts as cash flow hedges to convert a portion of its forecasted natural gas purchases from variable price to fixed price purchases.  These contracts were designated as hedges of a portion of the Company’s forecasted natural gas purchases, and these contracts involve the exchange of payments over the life of the contracts without an exchange of the notional amount upon which the payments are based.  The differential paid or received as natural gas prices change is reported in AOCL.  These amounts are subsequently reclassified into COGS when the related inventory layer is sold.  These contracts have been terminated by the counterparties due to the Company’s Chapter 11 cases and have been classified as liabilities subject to compromise.  As of the termination date, the contracts were deemed to be effective and the Company has maintained hedge accounting given that the forecasted hedge transactions are probable.  At December 31, 2009, the Company had no outstanding price swaps since the contracts expired in December 2009.  At December 31, 2008, the Company had outstanding price swaps with an aggregate notional amount of approximately $6 million, based on the contract price and outstanding quantities of 910 million BTU’s at December 31, 2008.

All price swap contracts have been entered into with major financial institutions.  The risk associated with these transactions is the cost of replacing these agreements at current market rates in the event of default by the counterparties.  Management believes the risk of incurring such losses is remote.  In the fourth quarter of 2007, the Company ceased the purchase of additional price swap contracts as a cash flow hedge of forecasted natural gas purchases and established fixed price contracts with physical delivery with its natural gas vendor.  All price swap contracts have matured as of December 31, 2009.

The Company has exposure to changes in foreign currency exchange rates resulting from transactions entered into by the Company and its foreign subsidiaries in currencies other than their local currency (primarily trade payables and receivables).  The Company is also exposed to currency risk on intercompany transactions (including intercompany loans).  The Company manages these transactional currency risks on a consolidated basis, which allows it to net its exposure.  The Company has traditionally purchased foreign currency forward contracts, primarily denominated in Euros, British Pound Sterling, Canadian dollars, Mexican Pesos and Australian dollars to manage its transaction exposure.  These contracts are generally recognized in other income (expense), net to offset the impact of valuing recorded foreign currency trade payables, receivables and intercompany transactions.  The Company has not designated these derivatives as hedges, although it believes these instruments reduce the Company’s exposure to foreign currency risk.  The aggregate notional amount of these contracts at December 31, 2008 was approximately $520 million.  However, as a result of the changes in the Company’s financial condition, it no longer has financing arrangements that provide for the capacity to purchase foreign currency forward contracts or hedging instruments to continue its prior practice.  As a result, the Company’s ability to hedge changes in foreign currency exchange rates resulting from transactions was limited beginning in the first quarter of 2009.  The net effect of the realized and unrealized gains and losses on these derivatives and the underlying transactions resulted in a pre-tax loss of $23 million, a pre-tax gain of $25 million and a pre-tax gain of $11 million in 2009, 2008 and 2007, respectively.

The following table summarizes the fair value amounts of the Company’s derivative instruments by location on the balance sheet for the years ended December 31, 2009 and 2008:

(In millions)	Asset Derivatives			Liability Derivatives
		2009	2008		2009	2008
	Balance Sheet Classification	Fair Value	Fair Value	Balance Sheet Classification	Fair Value	Fair Value
Derivatives designated as hedging instruments:
Commodity contracts				Accrued expenses	$-	$(2)

Derivatives not designated as hedging instruments:
Foreign exchange contracts	Other current assets	$-	$58	Accrued expenses	-	(24)

Total derivatives		$-	$58		$-	$(26)

The following table summarizes the effect of derivative instruments on the Company’s Consolidated Statements of Operations for the years ended December 31, 2009 and 2008:

Derivatives in Cash Flow Hedging	Gain (Loss) Recognized in OCI (Effective Portion)		Classification of Derivative Gain (Loss) Reclassified from Accumulated OCI into Income	Gain (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)
Relationships	2009	2008	(Effective Portion)	2009	2008
Commodity contracts	-	(2)	Cost of goods sold	(2)	(1)

Derivatives Not Designated as Hedging	Classification of Gain (Loss)	Amount of Gain (Loss) Recognized in Income
Relationships	Recognized in Income	2009	2008
Foreign exchange contracts	Other income (expense)	(26)	(39)

19) FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS

Financial Instruments

The carrying amounts for cash and cash equivalents, accounts receivable, other current assets, accounts payable and other current liabilities, excluding liabilities subject to compromise, approximate their fair value because of the short-term maturities of these instruments.  The fair value of debt is based primarily on quoted market values.  For debt that has no quoted market value, the fair value is estimated by discounting projected future cash flows using the Company’s incremental borrowing rate.  The fair value of the foreign currency forward contracts is the amount at which the contracts could be settled based on current spot rates.  The fair value of price swap contracts is the amount at which the contracts could be settled based on independent quotes.

The following table presents the carrying amounts and estimated fair values of material financial instruments used by the Company in the normal course of its business:

	2009		2008
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
(In millions)
Total debt	$(1,430)	$(1,459)	$(1,204)	$(850)
Foreign currency forward contracts	$-	$-	$34	$34
Price swap contracts	$-	$-	$(2)	$(2)

Total debt includes liabilities subject to compromise with a carrying amount of $1.2 billion (fair value of $1.2 billion).

Fair Value Measurements

Effective January 1, 2008, the Company adopted the provisions of guidance now codified under ASC 820 with respect to its financial assets and liabilities that are measured at fair value within the financial statements on a recurring basis.  ASC 820 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable.  Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions.  The fair value hierarchy specified by ASC 820 is as follows:
•	Level 1 – Quoted prices in active markets for identical assets and liabilities.
•
Level 2 – Quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active or other inputs that are observable or can be corroborated by observable market date.

•	Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities.

The following table presents the Company’s assets and liabilities that are measured and carried at fair value on a recurring basis.

(In millions)		2009		2008
		Level 1	Level 2	Level 1	Level 2
Assets
Derivative instruments	(a)	$-	$-	$-	$58
Investments held in trust related to a nonqualified deferred compensation plan	(b)	1	-	1	-
Assets at fair value		$1	$-	$1	$58

Liabilities
Derivative instruments	(a)	$-	$-	$-	$26
Deferred compensation liability	(b)	1	-	1	-
Liabilities at fair value		$1	$-	$1	$26

(a)
Derivative instruments include foreign currency forward contracts and commodity price swaps.  These fair values were measured based upon quoted prices for similar assets and liabilities in active markets.

(b)
Represents the deferral of compensation, the Company’s match and investment earnings related to the Company’s Supplemental Savings Plan. These securities are considered general assets of the Company until distributed to the participant and are included in other assets in the Consolidated Balance Sheets.  A corresponding liability is included in liabilities subject to compromise at December 31, 2009 and other liabilities at December 31, 2008 in the Consolidated Balance Sheets.  Quoted market prices were used to determine fair values of the investments held in a trust with a third-party brokerage firm.

Level 3 fair value measurements are utilized by the Company in its impairment reviews of Goodwill (see Note 10 – Goodwill and Intangible Assets).  Fair value measurements of benefit plan assets included in net benefit plan liabilities are discussed in Note 17 – Pension and Other Post-Retirement Plans.

20) ASSET RETIREMENT OBLIGATIONS

The Company applies the provisions of guidance now codified under ASC Topic 410, Asset Retirements and Environmental Obligations (“ASC 410”), which require companies to make estimates regarding future events in order to record a liability for asset retirement obligations in the period in which a legal obligation is created.  Such liabilities are recorded at fair value, with an offsetting increase to the carrying value of the related long-lived assets.  The fair value is estimated by discounting projected cash flows over the estimated life of the assets using the Company’s credit adjusted risk-free rate applicable at the time the obligation is initially recorded.  In future periods, the liability is accreted to its present value and the capitalized cost is depreciated over the useful life of the related asset.  The Company also adjusts the liability for changes resulting from revisions to the timing or the amount of the original estimate.  Upon retirement of the long-lived asset, the Company either settles the obligation for its recorded amount or incurs a gain or loss.

The Company’s asset retirement obligations include estimates for all asset retirement obligations identified for its worldwide facilities.  The Company’s asset retirement obligations are primarily the result of legal obligations for the removal of leasehold improvements and restoration of premises to their original condition upon termination of leases at approximately 22 facilities, legal obligations to close approximately 95 brine supply, brine disposal, waste disposal, and hazardous waste injection wells and the related pipelines at the end of their useful lives, and decommissioning and decontamination obligations that are legally required to be fulfilled upon closure of approximately 37 of the Company’s manufacturing facilities.

The following is a summary of the change in the carrying amount of the asset retirement obligations during 2009 and 2008, the net book value of assets related to the asset retirement obligations at December 31, 2009 and 2008 and the related depreciation expense recorded in 2009 and 2008.

(In millions)	2009	2008
Asset retirement obligation balance at beginning of year	$23	$26
Liabilities assumed (includes purchase accounting adjustments)	-	2
Accretion expense – cost of goods sold (a)	3	4
Accretion expense – loss (earnings) from discontinued operations, net of tax	1	-
Payments	(2)	(8)
Foreign currency translation	1	(1)
Asset retirement obligation balance at end of year	$26	$23

Net book value of asset retirement obligation assets at end of year	$2	$2

Depreciation expense	$1	$1

(a)
The 2009 and 2008 accretion expense included $1 million and $3 million, respectively, primarily due to the acceleration of the recognition of asset retirement obligations for several of the Company’s leased sites and manufacturing facilities resulting from revisions to the estimated lease termination or closure dates.

At December 31, 2009, $9 million of the asset retirement obligation balance was included in accrued expenses, $15 million was included in other liabilities and $2 million was included in liabilities subject to compromise on the Consolidated Balance Sheet.  At December 31, 2008, $7 million was included in accrued expenses and $16 million was included in other liabilities on the Consolidated Balance Sheet.

21) LEGAL PROCEEDINGS AND CONTINGENCIES

The Company is involved in claims, litigation, administrative proceedings and investigations of various types in a number of jurisdictions.  A number of such matters involve, or may involve, claims for a material amount of damages and relate to or allege environmental liabilities, including clean-up costs associated with hazardous waste disposal sites, natural resource damages, property damage and personal injury.  As a result of the Chapter 11 cases, substantially all pre-petition litigation and claims against the Debtors have been stayed.  Accordingly, unless indicated otherwise, each case described below is stayed.

Chapter 11 Claims Assessment

The Bankruptcy Court established October 30, 2009 as the Bar Date.  Under certain limited circumstances, some creditors may be permitted to file proofs of claim after the Bar Date.  Accordingly, it is possible that not all potential proofs of claim were filed as of the filing of this Annual Report.

As of March 5, 2010, the Debtors have received approximately 15,300 proofs of claim covering a broad array of areas. Approximately 8,000 proofs of claim have been asserted in “unliquidated” amounts or contain an unliquidated component that are treated as being asserted in “unliquidated” amounts. Excluding proofs of claim in “unliquidated” amounts, the aggregate amount of proofs of claim filed totaled approximately $23.6 billion. The table below summarizes the proofs of claim by type and amount (in millions) as of the filing of this Annual Report.

Claim Type	No. of Claims	Amount
Environmental	254	$247
Litigation	10,742	9,361
PBGC	324	13,634
Employee, Benefits & Wages	1,115	43
Bond	32	152
Trade	1,985	154
503(b)(9)	68	6
Other	783	41
Total	15,303	$23,638

The Company is in the process of evaluating the amounts asserted in and the factual and legal basis of the proofs of claim filed against the Debtors.  Based upon the Company’s initial review and evaluation, which is continuing, a significant number of proofs of claim are duplicative and/or legally or factually without merit.  As to those claims, the Company has filed or intends to file objections with the Bankruptcy Court.  On February 23, 2010, in response to the Company’s omnibus objections filed on February 2, 2010 to approximately 4,300 proofs of claim, the Bankruptcy Court expunged 4,147 proofs of claim totaling approximately $46 million.  Since the Bar Date and as of March 5, 2010, 883 proofs of claim have been withdrawn totaling approximately $12 million.  The Pension Benefit Guaranty Corporation (“PBGC”) filed 324 proofs of claim totaling $13.6 billion.  The Company believes that these proofs of claim are duplicative as 12 proofs of claim have been filed against each of the 27 Debtors.   Excluding the duplicative proofs of claim, the PBGC filed 12 proofs of claim totaling approximately $500 million.

The Company has recognized $73 million as changes in estimates related to expected allowable claims in liabilities subject to compromise in the Consolidated Financial Statements.  As the Debtors complete the process of evaluating and/or resolving the proofs of claim, appropriate adjustments to the Consolidated Financial Statements will be made.  Adjustments may also result from actions of the Bankruptcy Court, settlement negotiations, rejection of executory contracts and real property leases, determination as to the value of any collateral securing claims and other events.  For additional information on liabilities subject to compromise, see Note 4 – Liabilities Subject to Compromise and Reorganization Items, Net in the Notes to Consolidated Financial Statements.

Environmental Liabilities

The Company is involved in environmental matters of various types in a number of jurisdictions. A number of such matters involve claims for material amounts of damages and relate to or allege environmental liabilities, including clean up costs associated with hazardous waste disposal sites and natural resource damages. As part of the Chapter 11 cases, the Debtors expect to retain responsibility for environmental cleanup liabilities relating to currently owned or operated sites (i.e., sites that remain part of the Debtors’ estate) and discharge in the Chapter 11 cases liabilities relating to formerly owned or operated sites and third-party sites (i.e., sites that are no longer or never were part of the Debtors’ estate). To that end, on November 3, 2009, the Debtors initiated an Adversary Proceeding against the United States and various States seeking a ruling from the Bankruptcy Court that the Debtors’ liabilities with respect to formerly owned or operated sites and third-party sites are dischargeable in the Chapter 11 cases. On January 19, 2010, the Debtors filed an amended complaint. In view of the issues of law raised in the pleadings, estimates relating to environmental liabilities with respect to formerly owned or operated sites and third-party sites, or offers made to settle such liabilities, are classified as liabilities subject to compromise in the Company’s Consolidated Balance Sheet. See Note 4 – Liabilities Subject to Compromise and Reorganization Items, Net.

Each quarter, the Company evaluates and reviews estimates for future remediation and other costs to determine appropriate environmental reserve amounts.  For each site where the cost of remediation is probable and reasonably estimable, the Company determines the specific measures that are believed to be required to remediate the site, the estimated total cost to carry out the remediation plan, the portion of the total remediation costs to be borne by the Company and the anticipated time frame over which payments toward the remediation plan will occur. At sites where the Company expects to incur ongoing operation and maintenance expenditures, the Company accrues on an undiscounted basis for a period of generally 10 years those costs which the Company believes are probable and reasonably estimable.  In addition, where settlement offers have been extended to resolve an environmental liability as part of the Chapter 11 cases, the amounts of those offers have been accrued and are reflected in the Consolidated Balance sheet as liabilities subject to compromise.  See Note 4 – Liabilities Subject to Compromise and Reorganization Items, Net.

The total amount accrued for such environmental liabilities as of December 31, 2009 and December 31, 2008, was $122 million and $107 million, respectively.  At December 31, 2009 and December 31, 2008, $16 million and $12 million, respectively, of these environmental liabilities were reflected as accrued expenses, $64 million and $95 million, respectively, were reflected as other liabilities and as of December 31, 2009, $42 million was classified as liabilities subject to compromise on the Consolidated Balance Sheets.  The Company estimates that environmental liabilities could range up to $164 million at December 31, 2009.  The Company’s accruals for environmental liabilities include estimates for determinable clean-up costs.  The Company recorded a pre-tax charge of $20 million in 2009, $5 million in 2008 and $4 million in 2007, to increase its environmental liabilities and made payments of $9 million in 2009 and $15 million in 2008 for clean-up costs, which reduced its environmental liabilities.  At certain sites, the Company has contractual agreements with certain other parties to share remediation costs.  The Company has a receivable of $12 million at December 31, 2009 and December 31, 2008 to reflect probable recoveries.  At a number of these sites, the extent of contamination has not yet been fully investigated or the final scope of remediation is not yet determinable. The Company intends to assert all meritorious legal defenses and will pursue other equitable factors that are available with respect to these matters. However, the final cost of clean-up at these sites could exceed the Company’s present estimates, and could have, individually or in the aggregate, a material adverse effect on the Company’s financial condition, results of operations or cash flows.  The Company’s estimates for environmental remediation liabilities may change in the future should additional sites be identified, further remediation measures be required or undertaken, current laws and regulations be modified or additional environmental laws and regulations be enacted, and as negotiations with respect to certain sites continue or as certain liabilities relating to such sites are resolved as part of the Chapter 11 cases.

The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), and comparable state statutes, impose strict liability upon various classes of persons with respect to the costs associated with the investigation and remediation of waste disposal sites.  Such persons are typically referred to as “Potentially Responsible Parties” or PRPs.  The Company and several of its subsidiaries have been identified by federal, state or local governmental agencies or by other PRPs, as a PRP at various locations in the United States.  Because in certain circumstances these laws have been construed to authorize the imposition of joint and several liability, the Environmental Protection Agency (“EPA”) and comparable state agencies could seek to recover all costs involving a waste disposal site from any one of the PRPs for such site, including the Company, despite the involvement of other PRPs.  In many cases, the Company is one of a large number of PRPs with respect to a site.  In a few instances, the Company is the sole or one of only a handful of PRPs performing investigation and remediation.  Where other financially responsible PRPs are involved, the Company expects that any ultimate liability resulting from such matters will be apportioned between the Company and such other parties.  The Company presently anticipates that many, if not all, of the Debtors’ CERCLA and comparable liabilities with respect to pre-petition activities and relating to third-party waste sites will be resolved as part of the Chapter 11 cases.  In addition, the Company is involved with environmental remediation and compliance activities at some of its current and former sites in the United States and abroad.  The more significant of these matters are described below.  As discussed above, the Debtors presently intend to retain environmental clean up responsibility at currently owned or operated sites and discharge in the Chapter 11 cases liabilities relating to formerly owned or operated sites and third-party sites.

Governmental Investigation Alleging Violations of Environmental Laws

Conyers – Clean Air Act Investigation – The U.S. EPA is investigating alleged violations of law by the Company arising out of the General Duty Clause of the Clean Air Act, the emergency release notification requirements of CERCLA and/or the Emergency Planning and Community Right to Know Act, and the Clean Water Act and is seeking a penalty and other relief in excess of one hundred thousand dollars. The Company intends to assert all meritorious legal defenses to these alleged violations and will continue to assess relevant facts and attempt to negotiate an acceptable resolution with the EPA. The Company does not believe that the resolution of this matter will have a material adverse effect on the Company’s financial condition, results of operation or cash flows.

Litigation and Claims

Tricor

This case involves two related properties in Bakersfield, California; the Oildale Refinery (the “Refinery”) and the Mt. Poso Tank Farm (“Mt. Poso”). The Refinery and Mt. Poso were previously owned and operated by a division of Witco Corp., a predecessor of the Company. In 1997, the Refinery and portions of Mt. Poso were sold to Golden Bear Acquisition Corp. Under the terms of sale, Witco retained certain environmental obligations with respect to the Refinery and Mt. Poso. Golden Bear operated the refinery for several years before filing bankruptcy in 2001. Tricor Refining LLC (“Tricor”) purchased the Refinery and related assets out of bankruptcy. In 2004, Tricor commenced an action against the Company alleging that the Company failed to comply with its obligations under an environmental agreement that was assumed by Tricor when it acquired the assets of Golden Bear.

The case was bifurcated and in July 2007, the California Superior Court, Kern County, entered an interlocutory judgment finding liability against the Company based on breach of contract.  Thereafter, Tricor elected to terminate the contract and seek monetary damages in the amount of $31 million (plus attorneys fees) based on the alleged cost of cleaning up the Refinery.  The damages phase of the trial began in November 2008 and the testimony phase of the trial was completed on March 16, 2009.  The Company calculated cleanup costs at approximately $2 million.  Post-trial briefing of the case was stayed by the Chapter 11 cases, but the stay was subsequently lifted by stipulation of the parties and approval of the Bankruptcy Court.  Briefing was concluded on November 3, 2009.  On January 28, 2010, the California Superior Court rendered a judgment awarding damages to Tricor in the amount of approximately $3 million including interest and costs.  Tricor did not seek damages with respect to Mt. Poso, and the parties have entered into a tolling agreement relating to this aspect of the case.  The California Court’s decision relieved Tricor of any obligation to take title to any portion of Mt. Poso.  While Tricor has a right to appeal, the Company does not believe that the resolution of this matter will have a material adverse effect on the Company’s results of operations, financial condition or cash flows.

Conyers

The Company and certain of its former officers and employees were named as defendants in five putative state class action lawsuits filed in three counties in Georgia and one putative class action lawsuit filed in the United States District Court for the Northern District of Georgia pertaining to the fire at the Company’s Conyers, Georgia warehouse on May 25, 2004.  Of the five putative state class actions, two were voluntarily dismissed by the plaintiffs, leaving three such lawsuits, all of which are now pending in the Superior Court of Rockdale County, Georgia.  These remaining putative state class actions, as well as the putative class action pending in federal district court, seek recovery for economic and non-economic damages allegedly arising from the fire.  Punitive damages are sought in the Davis case in Rockdale County, Georgia and in the Martin case in the United States District Court for the Northern District of Georgia.  The Martin case also seeks a declaratory judgment to reform certain settlements, as well as medical monitoring and injunctive relief.

The Company was also named as a defendant in fifteen lawsuits filed by individual or multi-party plaintiffs in the Georgia and Federal courts pertaining to the May 25, 2004 fire at its Conyers, Georgia warehouse. Eight of these lawsuits remain. The plaintiffs in these remaining lawsuits seek recovery for economic and non-economic damages, including punitive damages in five of the eight remaining lawsuits. One of the lawsuits, the Diana Smith case, was filed in the United States District Court for the Northern District of Georgia against the Company, as well as the City of Conyers and Rockdale County, and included allegations similar to those in the other lawsuits noted above, but adding claims for alleged civil rights violations, federal Occupational Safety and Health Administration violations, Georgia Racketeer Influenced and Corrupt Organizations Act violations, criminal negligence, reckless endangerment, false imprisonment, and kidnapping, among other claims. The federal law claims were dismissed with prejudice and the state law claims were dismissed without prejudice. The Court has also dismissed without prejudice the plaintiffs’ claims against the City of Conyers and Rockdale County. The Diana Smith case was subsequently refiled. In 2008, the Company moved to dismiss certain of the refiled claims. The court granted the Company’s motion in March of 2008. Plaintiffs have appealed the dismissal of these claims. The remainder of the plaintiffs’ claims are proceeding.

The Debtors are currently in discussions with the claimants to resolve their claims amicably.  In addition, at the time of the fire, the Company maintained, and continues to maintain, property and general liability insurance.  The Company believes that its general liability policies will adequately cover any third-party claims and legal and processing fees in excess of the amounts that were recorded through December 31, 2009.

Albemarle Corporation

In May 2002, Albemarle Corporation filed two complaints against the Company in the United States District Court for the Middle District of Louisiana, one alleging that the Company infringed three process patents held by Albemarle Corporation relating to bromine vacuum tower technology, and the other alleging that the Company infringed or contributed to or induced the infringement of a patent relating to the use of decabromodiphenyl ethane as a flame retardant in thermoplastics. On a motion by the Company and over Albemarle’s objection, the cases were consolidated.  In addition, the Company filed a counterclaim with the District Court in the flame retardant cases, alleging, among other things, that the Albemarle patent is invalid or was obtained as a result of inequitable conduct from the United States Patent and Trademark Office.  In March 2004, Albemarle amended its consolidated complaint to add additional counts of patent infringement and trade secret violations.  On October 25, 2005, Albemarle filed a complaint against the Company and Great Lakes Chemical Corporation in the United States District Court for the Middle District of Louisiana alleging that the Company and Great Lakes infringed a recently granted U.S. patent held by Albemarle relating to a decabromodiphenyl ethane “wet cake” intermediate product.  On December 24, 2009, the Company and Abemarle reached a settlement agreement whereby each company granted cross-licenses to the other with respect to each other’s decabromodiphenyl ethane products, as well as other terms and conditions.  On January 21, 2010, the settlement was approved by the Bankruptcy Court.  On January 29, 2010, the two complaints in the Middle District of Louisiana were dismissed with prejudice.  This matter is now concluded.

Diacetyl Litigation

Beginning in 2004, food industry factory workers began alleging that exposure to diacetyl, a butter flavoring ingredient widely used in the food industry between 1982 and 2005, caused respiratory illness.  Product liability actions were filed throughout the United States alleging that diacetyl was defectively designed and manufactured and that diacetyl manufacturers and distributors had failed to properly warn the end users of diacetyl’s dangers.  Currently, there are eighteen diacetyl lawsuits pending against the Company and/or Chemtura Canada Co./Cie (“Chemtura Canada”), a wholly-owned subsidiary, among others.

On June 17, 2009, the Company filed an Adversary Proceeding in the Bankruptcy Court seeking to extend the automatic stay to Chemtura Canada, a non-debtor, and Citrus & Allied Essences, Ltd. (“Citrus”), Chemtura Canada’s exclusive reseller in North America, in connection with all current and future product liability actions involving diacetyl.  The Bankruptcy Court granted the Company’s request for a temporary restraining order on June 23, 2009.  The Company also filed a motion seeking to transfer existing diacetyl-related claims against the Company, Chemtura Canada and Citrus to the U.S. District Court for the Southern District of New York, with the goal of resolving the diacetyl litigation as effectively and expeditiously as possible.  That motion was granted by Order dated January 22, 2010 and the District Court referred all transferred and consolidated claims to the Bankruptcy Court for resolution.

The Company believes that it and Chemtura Canada have significant insurance coverage with respect to these claims, subject to various self-insured retentions, limits and terms of coverage.  The first layer carriers who issued “occurrence” based policies to the Company and Chemtura Canada, which policies should provide coverage for these diacetyl claims, are all American International Group (“AIG”) companies.  AIG has reserved its rights to deny coverage under those policies with respect to the Company and Chemtura Canada.  On February 4, 2010, AIG filed a lawsuit against Chemtura Canada and Zurich Insurance Company in the Supreme Court of New York seeking, among other things, a declaration relieving AIG of its coverage obligations with respect to Chemtura Canada.  In addition, AIG filed a motion to lift the automatic stay seeking to add the Company to its state court lawsuit so that AIG could seek a determination of its coverage obligations as to the Company.  The Company has opposed that motion.  On February 25, 2010, Chemtura Canada filed a notice of removal of the AIG lawsuit to the US District Court for the Southern District of New York.  On March 3, 2010, the Company and Chemtura Canada filed an Adversary Proceeding in the Bankruptcy Court against AIG, seeking a declaration of AIG’s obligations to indemnify and defend both Chemtura and Chemtura Canada, subject to various self-insured retentions, limits and terms of coverage.  While the Company believes that the issues concerning insurance coverage for these matters should be resolved in the Bankruptcy Court, no determination has yet been made by the court concerning which action shall proceed or in which such action will proceed.

The diacetyl claims could, either individually or in the aggregate, have a material adverse effect on the Company’s financial condition, results of operations or cash flows.  The Company has developed a range of the estimated loss for diacetyl-related claims.  As of December 31, 2009, the Company has recorded a liability related to these claims at the minimum of this range.

Biolab UK

This matter involves a criminal prosecution by United Kingdom (“UK”) authorities against Biolab UK Limited (“Biolab UK”) arising out of a September 4, 2006 fire at Biolab UK’s warehouse in Andoversford Industrial Estate near Cheltenham.  The exact cause of the fire has not been determined.  In this matter, it is alleged that the fire caused a water main at the warehouse to melt, and that the combination of contaminated fire suppression water and water from the melted water main overloaded the facility’s water containment system, causing that water to flow off the warehouse property and into the River Coln, a public river.  The event is alleged to have caused a fish kill and environmental damage.  The fire is also alleged to have caused a plume of smoke to travel from the facility, resulting in the evacuation of nearby residences and businesses, as well as a small property damage claim which has been resolved, and one personal injury claim which is pending.  On July 14, 2009, the UK Environmental Agency (“EA”) commenced a criminal action against Biolab UK.  The EA brought 5 charges, one charge alleging pollution of controlled waters (the River Coln) in violation of the Water Resources Act 1991 (“WRA”), a strict liability statute, and four charges alleging various violations of the Control of Major Accident Hazards Regulations 1999 (“COMAH”).  This matter is currently pending in the Magistrate’s Court in Gloucester County.  The Company is defending this action, and expert evaluation is currently in progress.

Each quarter the Company evaluates and reviews pending claims and litigation to determine the amount, if any, that should be accrued with respect to such matters.  As of December 31, 2009 and December 31, 2008, the Company’s accrual for probable and reasonably estimable liabilities in the legal proceedings described above is immaterial.  In addition, the related receivable to reflect probable insurance recoveries is also immaterial.

The Company intends to assert all meritorious legal defenses and will pursue other equitable factors that are available with respect to these matters.  The resolution of the legal proceedings now pending or hereafter asserted against the Company could require the Company to pay costs or damages in excess of its present estimates, and as a result could, either individually or in the aggregate, have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

In addition to the matters referred to above, the Company is subject to routine litigation in connection with the ordinary course of its business.  These routine matters have not had a material adverse effect on the Company, its business or financial condition in the past, and the Company does not expect these litigations, individually or in the aggregate, to have a material adverse effect on its business or its financial condition in the future, but it can give no assurance that such will be the case.

Antitrust Investigations and Related Matters

Rubber Chemicals

On May 27, 2004, the Company pled guilty to one-count charging the Company with participating in a combination and conspiracy to suppress and eliminate competition by maintaining and increasing the price of certain rubber chemicals sold in the United States and elsewhere during the period July 1995 to December 2001.  The U.S. federal district court imposed a fine of $50 million, payable in six annual installments, without interest, beginning in 2004.  In light of the Company’s cooperation with the U.S. Department of Justice (“DOJ”), the court did not impose any period of corporate probation.  On May 28, 2004, the Company pled guilty to one count of conspiring to lessen competition unduly in the sale and marketing of certain rubber chemicals in Canada.  The Canadian federal court imposed a sentence requiring the Company to pay a fine of CDN $9 million (approximately U.S. $7 million), payable in six annual installments, without interest, beginning in 2004.  The Company paid (in U.S. dollars) $2 million in 2005, $7 million in 2006, $12 million in 2007 and $17 million in 2008.  A reserve of $10 million was included in liabilities subject to compromise at December 31, 2009 and a reserve of $18 million was included in accrued expenses at December 31, 2008.  On May 26, 2009, the U.S. District Court for the Northern District of California signed a joint stipulation and order modifying the fine and the payment schedule for the final installment of $16 million of the original $50 million due to be paid on May 27, 2009.  Under the court’s order, the Company will pay a total of $10 million in four installments: $2.5 million on or before June 30, 2009; $2.5 million on or before December 31, 2009; $2.5 million on or before June 30, 2010; and $2.5 million on or before December 31, 2010.  The Company also negotiated an agreement with Canadian authorities whereby the Company would pay a total of CDN $1.8 million (approximately U.S. $1.6 million) in satisfaction of the outstanding amount on the Canadian fine according to the following schedule:  CDN $450,000 (approximately U.S. $390,000) on or before June 30, 2009; CDN $450,000 (approximately U.S. $390,000) on or before December 31, 2009; CDN $450,000 (approximately U.S. $390,000) on or before June 30, 2010; and CDN $450,000 (approximately U.S. $390,000) on or before December 31, 2010.  After receiving Bankruptcy Court approval, the Company paid the first and second installments of $5 million and CDN $0.9 million (approximately U.S. $0.8 million) in July 2009 and December 2009.

European Union (“EU”) Investigations

The Company and certain of its subsidiaries (collectively referred to as the “Company” in this paragraph) were subjects of an investigation conducted by the European Commission (“EC”) with respect to possible antitrust violations relating to the sale and marketing of various classes of heat stabilizers. Such investigations concerned anticompetitive practices, including price fixing and customer or market allocations, undertaken by the Company and certain of its officers and employees.  The Company cooperated with the EC’s investigation.  As a result, the Company received from the EC written assurances of conditional amnesty with respect to certain classes of heat stabilizers. The assurances of amnesty were conditioned upon several factors, including continued cooperation with the EC.  The Company continued to actively cooperate with the EC regarding the heat stabilizer investigation.  On November 11, 2009, the EC issued a final decision, imposing fines totaling €173 million (approximately $260 million) on ten different companies that were found to have engaged in illegal cartel activities between 1987 and 2001, and confirming that the Company, although found to have participated in the cartel, would not be subject to any fine as a result of the immunity granted to the Company.  This matter is now concluded.

Civil Lawsuits

The actions described below under “U.S. Civil Antitrust Actions” are in various procedural stages of litigation. Although the actions described below have not had a material adverse impact on the Company, the Company cannot predict the outcome of any of those actions. The Company will seek cost-effective resolution of the various pending and threatened legal proceedings against the Company; however, the resolution of any civil claims now pending or hereafter asserted against the Company could have a material adverse effect on the Company’s financial condition, results of operations or cash flows.  The Company has established as of December 31, 2009 reserves for all direct and indirect purchaser claims, as further described below.

U.S. Civil Antitrust Actions

Direct and Indirect Purchaser Lawsuits – The Company, individually or together with its subsidiary Uniroyal Chemical Company, Inc., now merged into Chemtura Corporation (referred to as “Uniroyal” for the purpose of the descriptions below), and other companies, are defendants in various proceedings filed in state and federal courts, as described below.

Federal Lawsuits – The Company and certain of its subsidiaries are defendants in two lawsuits pending in the federal courts.  One of these suits is a Massachusetts indirect purchaser claim premised upon violations of state law.  The suit was originally filed in Massachusetts state court in May 2005 as an indirect purchaser action, and was subsequently removed to the United States District Court, District of Massachusetts.  The complaint initially related to purchases of any product containing rubber and urethane products, defined to include EPDM, nitrile rubber and urethanes, but is now limited to urethanes only.  On September 12, 2008, the Company received final court approval of a settlement agreement covering this action.  The other suit, described separately below under the sub-heading “Bandag,” was originally filed as a direct purchaser suit on June 29, 2006 in the United States District Court, Middle District of Tennessee and was subsequently transferred to the United States District Court, Northern District of California.  In both of these actions, and in all actions pending in state courts (further described below), the plaintiffs seek, among other things, treble damages, costs (including attorneys’ fees) and injunctive relief preventing further violations of the improper conduct alleged in the complaint.  Neither of these federal suits is expected to have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

Bandag – This suit was originally brought by Bridgestone Americas Holding, Inc, Bridgestone Firestone North American Tire, LLC, and Pirelli Tire, LLC (all of whom have since settled) along with the remaining plaintiff, Bandag Incorporated (n/k/a/ Bridgestone Bandag, LLC), with respect to purchases of rubber chemicals from the Company, Uniroyal and several of the world-wide leading suppliers of rubber chemicals.  This suit alleges that the Company and Uniroyal, along with other rubber chemical manufacturers, conspired to fix the prices of rubber chemicals, and to divide the rubber chemicals markets in violation of Section 1 of the Sherman Act.  Bandag Incorporated, a designer and manufacturer of tire re-treading, directly purchased from the Company and from the other defendants to this suit, and in doing so, claims to have paid artificially inflated prices for rubber chemicals. Bandag has requested treble damages, costs (including attorneys’ fees) and such other relief as the court may deem appropriate.  The Company has agreed to utilize binding arbitration to try the claims at issue in this action.  The arbitration hearings were held on March 4 through March 6, 2009.  On May 5, 2009, the Bankruptcy Court entered an order modifying the automatic stay to allow the arbitration to proceed in order to liquidate the amount of this pre-petition claim.  On July 28, 2009, the arbitration panel issued its decision, awarding Bandag damages in the amount of $8 million and attorneys’ fees in the amount of $6 million.  On September 4, 2009, the District Court for the Northern District of California confirmed the arbitration panel’s award and entered a judgment against the Company in the amount of $14 million.  This judgment is subject to compromise in the Company’s Chapter 11 cases.

State Lawsuits – The Company, individually or together with Uniroyal, are defendants in certain indirect purchaser antitrust class action lawsuits filed in state courts involving the sale of urethanes and urethane chemicals.  The complaints in these actions principally allege that the defendants conspired to fix, raise, maintain or stabilize prices for urethanes and urethane chemicals, sold in the United States in violation of certain antitrust statutes and consumer protection and unfair or deceptive practices laws of the relevant jurisdictions and that this caused injury to the plaintiffs who paid artificially inflated prices for such products as a result of such alleged anticompetitive activities.  There are currently 13 state complaints pending.  On September 12, 2008, the Company received final court approval of a settlement agreement covering one of these actions.  In addition, on December 23, 2008, the Company received preliminary court approval of a settlement agreement covering the remaining 12 complaints, all of which are pending in a coordinated proceeding in the Superior Court of the State of California for the County of San Francisco.  None of these state lawsuits individually or in the aggregate are expected to have a material adverse effect on the Company financial condition, results of operations or cash flows.

Australian Civil Antitrust Matters

On September 27, 2007, the Company and one of its subsidiaries (collectively referred to as the “Company” in this paragraph) were sued in the Federal Court of Australia for alleged price fixing violations with respect to the sale of rubber chemicals in Australia.  The applicant filed an amended Statement of Claim on November 21, 2008.  The Company’s application to have the amended Statement of Claim struck was granted on November 6, 2009.  The applicant has lodged an application for leave to appeal that decision which is scheduled to be heard on March 4, 2010.  The Company has also lodged an application to have the proceeding dismissed on the basis that, at this stage, there is no statement of claim before the Federal Court.  The Company’s application is scheduled to be heard on February 10, 2010.  The Company does not expect this matter to have a material adverse effect on its financial condition, results of operations or cash flows.

Federal Securities Class Action

The Company, certain of its former officers and directors (the “Crompton Individual Defendants”), and certain former directors of the Company’s predecessor Witco Corp. are defendants in a consolidated class action lawsuit, filed on July 20, 2004, in the United States District Court, District of Connecticut (the “Federal District Court”), brought by plaintiffs on behalf of themselves and a class consisting of all purchasers or acquirers of the Company’s stock between October 1998 and October 2002 (the “Federal Securities Class Action”).  The consolidated amended complaint principally alleges that the Company and the Crompton Individual Defendants caused the Company to issue false and misleading statements that violated the federal securities laws by reporting inflated financial results resulting from an alleged illegal, undisclosed price-fixing conspiracy.  The putative class includes former Witco Corp. shareholders who acquired their securities in the Crompton-Witco merger pursuant to a registration statement that allegedly contained misstated financial results.  The complaint asserts claims against the Company and the Crompton Individual Defendants under Section 11 of the Securities Act of 1933, Section 10(b) of the Securities Exchange Act of 1934, and Rule 10b-5 promulgated thereunder.  Plaintiffs also assert claims for control person liability under Section 15 of the Securities Act of 1933 and Section 20 of the Securities Exchange Act of 1934 against the Crompton Individual Defendants. The complaint also asserts claims for breach of fiduciary duty against certain former directors of Witco Corp. for actions they allegedly took as Witco Corp. directors in connection with the Crompton-Witco merger. The plaintiffs seek, among other things, unspecified damages, interest, and attorneys’ fees and costs. The Company and the Crompton Individual Defendants filed a motion to dismiss the complaint on September 17, 2004 and the former directors of Witco Corp. filed a motion to dismiss the complaint in February 2005.  On November 28, 2008, the parties signed a settlement agreement (the “November 2008 Settlement Agreement”).  The Federal District Court granted preliminary approval of the November 2008 Settlement Agreement on December 12, 2008 and scheduled a June 12, 2009 final approval hearing which hearing was subsequently rescheduled for November 11, 2009.  The November 2008 Settlement Agreement provided for payment by or on behalf of defendants of $21 million.

On September 17, 2009, the Federal District Court entered an order cancelling the final approval hearing of the November 2008 Settlement Agreement due to the automatic stay resulting from Chapter 11 cases. The Federal District Court also denied on December 31, 2009 the motions to dismiss the complaint filed by the Company, the Crompton Individual Defendants and the former directors of Witco Corp. The motions to dismiss were denied without prejudice to renew following resolution of the Chapter 11 cases. In October 2009, the Bankruptcy Court issued an Order authorizing the Company to enter into a settlement stipulation requiring the return of $9 million that the Company transferred to the plaintiffs prior to its Chapter 11 filing in connection with the November 2008 Settlement Agreement (the “Pre-Petition Payment”). The Company entered into such settlement stipulation, and $9 million was returned to the Company. On October 20, 2009, the Federal District Court granted defendants’ uncontested motion to extend their time to respond to the complaint in the Federal Securities Class Action until twenty-one days after a Plan for the Company confirmed in the Chapter 11 cases becomes effective.

Legal Accruals

At December 31, 2009, the Company had an accrual of $125 million which was classified as liabilities subject to compromise for the litigation and claims described above and at December 31, 2008, the Company had an accrual of $30 million which was classified as accrued expenses, relating to the remaining U.S. direct and indirect purchaser lawsuits, and the federal securities class action lawsuit described under “Federal Securities Class Action.”  The Company periodically reviews its accruals as additional information becomes available, and may adjust its accruals based on actual settlement offers and other later occurring events.

The reserve activity for antitrust related litigation is summarized as follows:

				Civil Case
	Governmental Reserves			Reserves
(In millions)	U.S. DOJ Fines	Canada Federal Fines	Total U.S and Canada Fines	U.S. Civil and Securities Matters
Balance January 1, 2007	$37	$6	$43	$102
Antitrust costs, excluding legal fees	-	-	-	24
Payments	(10)	(2)	(12)	(83)
Accretion - Interest	2	-	2	-
Foreign currency translation	-	1	1	-
Balance December 31, 2007	29	5	34	43
Antitrust costs, excluding legal fees	-	-	-	7
Payments	(14)	(3)	(17)	(20)
Accretion - Interest	1	-	1	-
Balance December 31, 2008	16	2	18	30
Antitrust costs, excluding legal fees	(2)	-	(2)	6
Payments	(5)	(1)	(6)	-
Balance December 31, 2009	$9	$1	$10	$36

Other

The Company is routinely subject to other civil claims, litigation and arbitration, and regulatory investigations, arising in the ordinary course of its business, as well as in respect of its divested businesses. Some of these claims and litigations relate to product liability claims, including claims related to the Company’s current products and asbestos-related claims concerning premises and historic products of its corporate affiliates and predecessors. The Company believes that it has strong defenses to these claims. These claims have not had a material impact on the Company to date and the Company believes the likelihood that a future material adverse outcome will result from these claims is remote. However, the Company cannot be certain that an adverse outcome of one or more of these claims would not have a material adverse effect on its financial condition, results of operations or cash flows.

Internal Review of Customer Incentive, Commission and Promotional Payment Practices

The Company is in the process of reviewing various customer incentive, commission and promotional payment practices of the Crop Protection Engineered Products segment in its Europe, Middle East and Africa region, with particular emphasis on certain Central Asian countries that are considered part of that region.  The review is being conducted under the oversight of the Audit Committee of the Board of Directors and with the assistance of outside counsel and forensic accounting consultants.  While the review is not yet complete, substantial progress has been made, but it has not yet been possible to determine whether all such practices or payments were consistent with applicable U.S. or international laws and regulations that apply to these operations. The Company cannot currently predict the timing or the outcome of this review, nor can it reasonably estimate the likelihood, nature or amount of monetary or other sanctions, if any, that might be imposed should the review identify that certain payments were inconsistent with applicable laws or regulations.  The Company believes that there is no matter connected with this review that would lead to a material change to the financial statements included in this report on Form 10-K.

Guarantees

The Company has standby letters of credit and guarantees with various financial institutions.  At December 31, 2009 and 2008, the Company had $64 million and $107 million, respectively, of outstanding letters of credit and guarantees primarily related to its liabilities for environmental remediation, vendor deposits, insurance obligations and European value added tax (VAT) obligations.

The Company has applied the disclosure provisions of ASC Topic 460, Guarantees (“ASC 460”), to its agreements that contain guarantee or indemnification clauses.  The Company is a party to several agreements pursuant to which it may be obligated to indemnify a third party with respect to certain loan obligations of joint venture companies in which the Company has an equity interest.  These obligations arose to provide initial financing for a joint venture start-up, fund an acquisition and/or provide project capital.  Such obligations mature through February 2015.  In the event that any of the joint venture companies were to default on these loan obligations, the Company would indemnify the other party up to its proportionate share of the obligation based upon its ownership interest in the joint venture.  At December 31, 2009, the maximum potential future principal and interest payments due under these guarantees were $17 million and $1 million, respectively.  In accordance with ASC 460, the Company has accrued $2 million in reserves, which represents the probability weighted fair value of these guarantees at December 31, 2009. The reserve has been included in long-term liabilities on the Consolidated Balance Sheet at December 31, 2009 with an offset to the investment included in other assets.

The Company also has a customer guarantee, in which the Company has contingently guaranteed certain debt obligations of one of its customers.  The amount of this guarantee was $2 million at December 31, 2009 and December 31, 2008.  Based on past experience and on the underlying circumstances, the Company does not expect to have to perform under this guarantee.

At December 31, 2009, unconditional purchase obligations were insignificant.  Unconditional purchase obligations exclude liabilities subject to compromise as the Company cannot accurately forecast the future level and timing of the repayments given the inherent uncertainties associated with the Chapter 11 cases.

In the ordinary course of business, the Company enters into contractual arrangements under which the Company may agree to indemnify a third party to such arrangement from any losses incurred relating to the services they perform on behalf of the Company or for losses arising from certain events as defined within the particular contract, which may include, for example, litigation, claims or environmental matters relating to the Company’s past performance.  For any losses that the Company believes are probable and which are estimable, the Company has accrued for such amounts in its Consolidated Balance Sheets.

22) BUSINESS SEGMENTS

The Company evaluates a segment’s performance based on several factors, of which the primary factor is operating profit (loss).  In computing operating profit (loss) by segment, the following items have not been deducted:  (1) general corporate expense; (2) amortization; (3) facility closures, severance and related costs; (4) antitrust costs; (5) certain accelerated depreciation; (6) loss on sale of business; (7) impairment of long-lived assets; and (8) changes in estimates related to expected allowable claims.  These items have been excluded from the Company’s presentation of segment operating profit (loss) because they are not reported to the chief operating decision maker for purposes of allocating resources among reporting segments or assessing segment performance.  The accounting policies of the reporting segments are the same as those described in Note 2 – Basis of Presentation and Summary of Significant Accounting Policies included herein.

Effective for the quarter ended March 31, 2009, the Company made component realignments within its reporting segments, which were also renamed.  These modifications reflect the changes to its organizational structure announced on January 19, 2009.  The renamed reporting segments are: Consumer Performance Products, Industrial Performance Products, Crop Protection Engineered Products and Industrial Engineered Products.  Industrial Engineered Products is the former Polymer Additives segment excluding the Company’s antioxidant product line and Industrial Performance Products is the former Performance Specialties segment now including the Company’s antioxidant product line.  The Other segment has been eliminated and absorbed into the Industrial Performance Products and Industrial Engineered Products segments.  The presentation of the Consumer Products and Crop Protection segments is unchanged.  Prior period segment data has been restated to conform to the current period presentation.

Consumer Performance Products

Consumer Performance Products are performance chemicals that are sold to consumers for in-home and outdoor use.  Consumer Performance Products include a variety of a) branded recreational water purification products sold through local dealers and large retailers to assist consumers in the maintenance of their pools and spas and b) branded cleaners and degreasers sold primarily through mass merchants to consumers for home cleaning.

Industrial Performance Products

Industrial Performance Products are engineered solutions of customers’ specialty chemical needs.  Industrial Performance Products include petroleum additives that provide detergency, friction modification and corrosion protection in motor oils, greases, refrigeration and turbine lubricants; castable urethane prepolymers engineered to provide superior abrasion resistance and durability in many industrial and recreational applications; polyurethane dispersions and urethane prepolymers used in various types of coatings such as clear floor finishes, high-gloss paints and textiles treatments; and antioxidants that improve the durability and longevity of plastics used in food packaging, consumer durables, automotive components and electrical components.  These products are sold directly to manufacturers and through distribution channels.

Crop Protection Engineered Products (now known as Chemtura AgroSolutionsTM)

Crop Protection Engineered Products develops, supplies, registers and sells agricultural chemicals formulated for specific crops in various geographic regions for the purpose of enhancing quality and improving yields.  The business focuses on specific target markets in six major product lines: seed treatments, fungicides, miticides, insecticides, growth regulators and herbicides.  These products are sold directly to growers and to major distributors in the agricultural sector.

Industrial Engineered Products

Industrial Engineered Products are chemical additives designed to improve the performance of polymers in their end-use applications.  Industrial Engineered Products include brominated performance products, flame retardants, fumigants and organometallics.  The products are sold across the entire value chain ranging from direct sales to monomer producers, polymer manufacturers, compounders and fabricators, fine chemical manufacturers and oilfield service companies to industry distributors.

General Corporate Expense and Other Charges

General corporate expense includes costs and expenses that are of a general corporate nature or managed on a corporate basis, including amortization expense. These costs are primarily for corporate administration services net of costs allocated to the business segments, costs related to corporate headquarters and management compensation plan expenses for executives and corporate managers. Facility closures, severance and related costs are primarily for severance costs related to the Company’s cost savings initiatives. The antitrust costs are primarily for settlements and legal costs associated with antitrust investigations and related civil lawsuits. Accelerated depreciation relates to certain assets affected by the Company’s restructuring programs, divestitures and legacy ERP systems. The loss on sale of business in 2008 relates primarily to the sale of the oleochemicals business and the loss in 2007 relates primarily to the sale of the Celogen® product line. Impairment of long-lived assets in 2009 is primarily related to reducing the carrying value of goodwill and intangibles in the Consumer Performance Products segment. Impairment of long-lived assets in 2008 is related primarily to reducing the carrying value of goodwill in the Consumer Performance Products, Industrial Performance Products and Industrial Engineered Products segments. The impairment of long-lived assets in 2007 includes impairments associated with the sale of the Company’s Marshall, Texas facility, the write-off of construction in progress associated with certain facilities affected by the 2007 restructuring programs, the reduction in the value of certain assets at the Company’s Ravenna, Italy facility and write-off of construction in progress software costs that no longer will be utilized. Changes in estimates related to expected allowable claims relates to adjustments to liabilities subject to compromise (primarily legal and environmental reserves) as a result of the proofs of claim evaluation process.

Corporate assets are principally cash and cash equivalents, intangible assets (including goodwill) and other assets (including deferred tax assets) maintained for general corporate purposes.

A summary of business data for the Company’s reportable segments for the years 2009, 2008 and 2007 is as follows:

Information by Business Segment
(In millions)

Net Sales	2009	2008	2007
Consumer Performance Products	$457	$516	$567
Industrial Performance Products	999	1,465	1,513
Crop Protection Engineered Products	332	394	352
Industrial Engineered Products	512	779	938
Net Sales	$2,300	$3,154	$3,370

Operating (Loss) Profit	2009	2008	2007
Consumer Performance Products	$63	$50	$62
Industrial Performance Products	91	105	140
Crop Protection Engineered Products	42	78	58
Industrial Engineered Products	3	43	39
Segment Operating Profit	199	276	299

General corporate expense	(68)	(69)	(72)
Amortization	(38)	(44)	(38)
Change in useful life of property, plant and equipment	-	(32)	(40)
Facility closures, severance and related costs	(3)	(23)	(34)
Antitrust costs	(10)	(12)	(35)
Loss on sale of business	-	(25)	(15)
Impairment of long-lived assets	(39)	(986)	(19)
Changes in estimates related to expected allowable claims	(73)	-	-
Total Operating (Loss) Profit	(32)	(915)	46

Interest expense	(70)	(78)	(87)
Other (expense) income, net	(17)	9	(5)
Reorganization items, net	(97)	-	-

Loss from continuing operations before income taxes	$(216)	$(984)	$(46)

Depreciation and Amortization	2009	2008	2007
Consumer Performance Products	$13	$11	$13
Industrial Performance Products	41	44	47
Crop Protection Engineered Products	8	7	4
Industrial Engineered Products	58	76	90
	120	138	154
Corporate	42	83	100
Total continuing operations	162	221	254
Discontinued operations	11	16	21
	$173	$237	$275

Equity Income (Loss)	2009	2008	2007
Industrial Performance Products	(1)	2	2
Industrial Engineered Products	1	2	1
	$-	$4	$3

Segment Assets	2009	2008	2007
Consumer Performance Products	$272	$270	$292
Industrial Performance Products	717	744	834
Crop Protection Engineered Products	311	229	189
Industrial Engineered Products	531	603	657
	1,831	1,846	1,972
Discontinued operations	85	147	204
Corporate	1,202	1,064	2,240
	$3,118	$3,057	$4,416

Capital Expenditures	2009	2008	2007
Consumer Performance Products	$4	$6	$7
Industrial Performance Products	16	27	27
Crop Protection Engineered Products	8	4	4
Industrial Engineered Products	16	46	56
	44	83	94
Corporate	9	33	13
Total continuing operations	53	116	107
Discontinued operations	3	5	10
	$56	$121	$117

Equity Method Investments	2009	2008	2007
Industrial Performance Products	$19	$21	$16
Crop Protection Engineered Products	2	2	2
Industrial Engineered Products	8	14	11
	29	37	29
Corporate	-	-	4
	$29	$37	$33

Information by Geographic Area
(In millions)
Net sales are based on location of customer.
Net sales	2009	2008	2007
United States	$1,088	$1,436	$1,706
Canada	42	69	93
Latin America	126	182	152
Europe/Africa	703	984	961
Asia/Pacific	341	483	458
	$2,300	$3,154	$3,370

Property, Plant and Equipment	2009	2008	2007
United States	$422	$479	$553
Canada	59	53	63
Latin America	16	12	28
Europe/Africa	219	233	285
Asia/Pacific	34	28	38
	$750	$805	$967

23) SUMMARIZED UNAUDITED QUARTERLY FINANCIAL DATA

(In millions, except per share data)	2009
	First		Second		Third	Fourth
Net sales	$464		$629		$609	$598
Gross profit	$100		$154		$159	$166

AMOUNTS ATTRIBUTABLE TO CHEMTURA CORPORATION COMMON SHAREHOLDERS:
(Loss) earnings from continuing operations, net of tax	$(87	) (a)	$(56	) (b)	$10 (c)	$(94	) (d)
(Loss) earnings from discontinued operations, net of tax	(7)		(62)		2	4
(Loss) gain on sale of discontinued operations, net of tax	-		-		(4)	1
Net (loss) earnings attributable to Chemtura Corporation	$(94)		$(118)		$8	$(89)

EARNINGS (LOSS) PER SHARE - BASIC AND DILUTED - ATTRIBUTABLE TO CHEMTURA CORPORATION (h):
(Loss) earnings from continuing operations, net of tax	$(0.36)		$(0.23)		$0.04	$(0.38)
(Loss) earnings from discontinued operations, net of tax	(0.03)		(0.26)		0.01	0.02
Loss on sale of discontinued operations, net of tax	-		-		(0.02)	-
Net (loss) earnings attributable to Chemtura Corporation	$(0.39)		$(0.49)		$0.03	$(0.36)

	2008
	First		Second		Third	Fourth
Net sales	$804		$912		$822	$616
Gross profit	$172		$237		$188	$120

AMOUNTS ATTRIBUTABLE TO CHEMTURA CORPORATION COMMON SHAREHOLDERS:
(Loss) earnings from continuing operations, net of tax	$(25	) (e)	$(274	) (f)	$14	$(672	) (g)
(Loss) earnings from discontinued operations, net of tax	4		1		(3)	(18)
Net (loss) earnings attributable to Chemtura Corporation	$(21)		$(273)		$11	$(690)

EARNINGS (LOSS) PER SHARE - BASIC AND DILUTED - ATTRIBUTABLE TO CHEMTURA CORPORATION (h):
Net (loss) earnings attributable to Chemtura Corporation	$(0.11)		$(1.13)		$0.06	$(2.77)
(Loss) earnings from discontinued operations, net of tax	0.02		-		(0.01)	(0.07)
Net (loss) earnings attributable to Chemtura Corporation	$(0.09)		$(1.13)		$0.05	$(2.84)

(a)	The net loss for the first quarter of 2009 included pre-tax charges for reorganization items, net of $40 million, facility closures of $3 million and antitrust costs of $2 million.
(b)
The net loss for the second quarter of 2009 included pre-tax charges for asset impairments of $37 million relating to goodwill in the Consumer Performance Products segment, antitrust costs of $8 million and reorganization item, net of $6 million.

(c)	Earnings from continuing operations for the third quarter of 2009 included pre-tax charges for reorganization items, net of $20 million.
(d)
The net loss for the fourth quarter of 2009 included pre-tax charges for changes in estimates related to expected allowable claims of $73 million, reorganization items, net of $31 million and impairment of long lived assets of $2 million relating primarily to intangible assets for the Consumer Performance Products segment.

(e)	The net loss for the first quarter of 2008 included pre-tax charges for loss on sale of business related to oleochemicals of $23 million.
(f)	The net loss for the second quarter of 2008 included pre-tax charges for goodwill impairment of $320 million relating to the Consumer Performance Products segment and antitrust costs of $11 million.
(g)
The net loss for the fourth quarter of 2008 included pre-tax charges for goodwill impairment of $665 million relating to the Consumer Performance Products, Industrial Performance Products and Industrial Engineered Products segments, and facility closure of $23 million.

(h)	The sum of the earnings per common share for the four quarters may not equal the total earnings per common share for the full year due to quarterly changes in the average number of shares outstanding.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Chemtura Corporation:

We have audited the accompanying consolidated balance sheets of Chemtura Corporation and subsidiaries (Debtor-In Possession) (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009. In connection with our audits of the consolidated financial statements, we also have audited the financial statement Schedule II, Valuation and Qualifying Accounts.  Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Chemtura Corporation and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects the information set forth therein.

The accompanying consolidated financial statements and financial statement schedule have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, on March 18, 2009, Chemtura Corporation and 26 of its subsidiaries organized in the United States filed for relief under Chapter 11 of Title 11of the United States Bankruptcy Code and there are uncertainties inherent in the bankruptcy process. The Company also has suffered recurring losses from continuing operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 2 to Notes to Consolidated Financial Statements, the Company, due to the adoption of new accounting principles, in 2009, changed its method of accounting for fair value measurements for non-financial assets and liabilities, and non-controlling interest; in 2008, changed its method of accounting for fair value measurements for financial assets and liabilities; and in 2007, changed its method of accounting for uncertainty in income taxes.

/s/ KPMG LLP

Stamford, Connecticut

March 12, 2010, except as to note 5, which is as of July 30, 2010